UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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AMERICAN CAMPUS COMMUNITIES, INC.

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AMERICAN CAMPUS COMMUNITIES

Where students love living.®

Proxy Statement

Notice of 2021 Annual Meeting

MANZANITA SQUARE
2 VARELA

12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738

March 17, 2021

Dear American Campus Communities shareholders, residents, stakeholders and team members:

In 2020, we were all reminded of the importance of home. At American Campus Communities we have always understood this—indeed, we especially understand the importance of helping students find what may be their first home away from home by providing them environmentally responsible places to live that are conducive to safe and healthy living, personal growth and academic and professional achievement.

As we issue this Proxy Statement, our world continues to change rapidly, driven in large measure by COVID-19 and its economic, social, and personal impacts. Our thoughts are with everyone affected. In addition to protecting our team members, residents, and others with whom we interact, we have challenged ourselves to remain leaders during this time. We have been agile in responding to local conditions and pushed ourselves to keep moving forward and doing the right thing. We have enacted detailed business continuity plans that allow us to continue to serve our residents and create value for shareholders, while protecting the well-being of our people. With our long-term strategy, our focus on residents and the communities we serve, and our performance and operating discipline, we believe we are well-positioned to navigate the future.

Despite the year’s challenges, we continued to do this while creating sustainable value and appealing to students’ increasing desire to make responsible housing choices.

•We have developed 37 Leadership in Energy and Environmental Design (“LEED”) certified student housing projects – these both save us money and fill a growing demand for LEED-certified buildings;
•Over 90% of our housing is located within a half mile of campus, which increases its appeal to residents while reducing emissions and noise;
•We make quality housing affordable to students of all backgrounds without sacrificing location or quality, making us highly competitive; and
•We partner with experts to support student mental health and well-being which builds community and connection among our residents, our staff and the universities we serve.

The year 2020 not only made clear the importance of home—it also demonstrated how essential diversity, equity and inclusion are to our and societies’ well-being. In this, we are also leaders: roughly half our team members are minorities and half are female, and we are overseen by a Board a third of whose members are diverse by race or gender. At the conclusion of this annual meeting, we will have an independent female chair, and will be supported by a governance structure that receives the highest score ISS awards. To serve the communities we do and to stay as innovative as we wish to be, we believe casting a wide net for talent enhances our social as well as our financial sustainability.

I have been honored to serve as Chair of the Board of Directors of this great Company and to work alongside such an engaged, inclusive, and collaborative Board, dedicated management team, and outstanding workforce. I am also proud to have overseen a multi-year Board refreshment effort, which resulted in three new members joining the Board in early 2021. To take full advantage of our directors’ experience and expertise, in early 2021, the Board formed a Capital Allocation Committee to evaluate our capital allocation approach and priorities to further improve investment strategies, net asset value creation and the quality of earnings growth. I will be retiring at the time of the 2021 Annual Meeting and am pleased that Cydney Donnell will become independent Chair at that time.

Our advancements on important initiatives including Board refreshment, enhancing director diversity and corporate responsibility and engagement with shareholders are outlined in the Board Composition, Board Diversity, Corporate Responsibility / ESG and Shareholder Outreach, Engagement and Communications sections of this proxy statement. We ask for your voting support for the items described in the pages that follow and thank you for your investment and trust in us.

On behalf of the Board of Directors,

Sincerely,

/s/ Edward Lowenthal
Edward Lowenthal
Independent Chair of the Board

American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2021

The accompanying proxy card, to be mailed to shareholders together with this Notice of Annual Meeting of Shareholders and this Proxy Statement on or about March 22, 2021, is solicited by the Board of Directors of American Campus Communities, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders (the “Annual Meeting”).

To the Holders of Common Stock of AMERICAN CAMPUS COMMUNITIES, INC.:

The 2021 Annual Meeting of Shareholders of American Campus Communities, Inc., a Maryland corporation, will be held at our corporate office located at 12700 Hill Country Blvd., Suite T-200, Austin, Texas, on Wednesday, April 28, 2021, at 4:00 p.m. (Central Time) to consider and take action upon the following:
(i)To elect ten directors to a one-year term of office expiring at the 2022 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
(ii)To ratify Ernst & Young LLP as our independent auditors for 2021;
(iii)To hold an advisory vote on executive compensation; and
(iv)To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The enclosed proxy card is solicited by the Board of Directors, which recommends that our shareholders vote FOR the election of the nominees named therein and FOR approval, on an advisory basis, of the compensation of our named executive officers. The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young LLP as our independent auditors for 2021. Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

The Board of Directors has fixed the close of business on March 8, 2021, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only shareholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy card in the postage-prepaid envelope provided. Voting by written proxy will ensure your shares are represented at the Annual Meeting. Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

By Order of the Board of Directors,

/s/ Daniel B. Perry
DANIEL B. PERRY
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Austin, Texas
March 17, 2021

Important Notice Regarding the Availability of Proxy Materials for the
Annual Shareholders Meeting to Be Held on April 28, 2021

This Proxy Statement, Annual Report to Shareholders and Annual Report on Form 10-K for the
fiscal year ended December 31, 2020 are available in the Investor Relations section of our website at www.AmericanCampus.com under “SEC Filings.”

i

American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738
__________________________
PROXY STATEMENT
__________________________
The accompanying proxy card, to be mailed to shareholders together with the Notice of Annual Meeting of Shareholders and this Proxy Statement on or about March 22, 2021, is solicited by the Board of Directors of American Campus Communities, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on April 28, 2021.
PROXY STATEMENT SUMMARY
The following summary highlights important information you will find in this Proxy Statement regarding matters to be considered at the Annual Meeting. As it is only a summary, please read the other information contained in this Proxy Statement before you vote.
Board Composition and Refreshment

The Nominating and Corporate Governance Committee of the Board of Directors regularly reviews the overall composition of the Board and its committees to assess whether they reflect the appropriate mix of skills, experience, backgrounds and qualifications that are relevant to our current and future business and strategy. Each member of our Board has the necessary qualifications, expertise, and attributes in real estate, business, leadership, and financial literacy to be an effective member of the Board. Our director nominees’ biographies describe each director’s background and relevant experience in more detail.

Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience, qualifications and attributes, introduce fresh perspectives, and broaden and diversify the views and experience represented on the Board. As a result of our focus on refreshment, we added three new directors to our Board in early 2021.
Governance Highlights
The Board of Directors and the Company are committed to strong corporate governance to promote the long-term interests of shareholders, strengthen management and director accountability, and help to maintain public trust in the Company. The "Governance of the Company" section describes the governance framework, which includes the following highlights:

• Separate Chief Executive Officer and Independent Chair of the Board	• Risk oversight by full Board and committees and independent Audit Committee and Strategic Planning and Risk Committee

• Annual election of directors by majority vote, with a plurality carve-out in the case of contested elections	• No directors or executive officers involved in material related party transactions

• Prohibition on a classified board structure	• Limits on board service
•    10 of our 11 current Board members are independent and independent directors comprise 100% of the Audit, Compensation, Nominating and Corporate Governance, Capital Allocation and Strategic Planning and Risk Committees

•    Director and senior officer stock ownership guidelines, which include a prohibition on the sale by senior officers of vested restricted stock awards until the applicable ownership guideline has been met, and a requirement that the Chief Executive Officer own common stock having a market value of at least six times his annual base salary

•    Robust director selection process, which resulted in three new independent directors joining the Board during 2021, a woman to serve as independent Chair effective as of the Annual Meeting and two other women directors, or 30% of the director nominees being women
• Prohibition on repricing options and stock appreciation rights

• Regular director performance assessment and annual board and committee evaluations	• Prohibition on cash buyouts of underwater options and stock appreciation rights

• Ongoing succession planning for directors, the Chief Executive Officer and other executive officers	• Anti-hedging and anti-pledging policies

• Regular executive sessions of independent directors	• Clawbacks to recoup compensation

• Board oversight of human capital management matters	• Bylaw provision which permits shareholders to amend Bylaws

2020 Executive Compensation
The Company’s executive compensation programs are designed to attract, retain and motivate talented executives, to reward executives for the achievement of pre-established Company and tailored individual goals consistent with the Company’s strategic plan and to link compensation to Company performance. Executives are primarily compensated through base salary, annual cash incentive compensation and long-term equity incentive compensation. The Company’s executive compensation philosophy emphasizes performance-based incentive compensation over fixed cash compensation so that the vast majority of total direct compensation is variable and not guaranteed, as displayed below in the visual diagram of 2020 target compensation for the Chief Executive Officer, or CEO, and other named executive officers or NEOs. In addition, a significant percentage of incentive compensation is in the form of equity awards granted to reward performance. Although these performance-based equity awards are fully earned at the time of grant, they vest ratably over a five-year period, furnishing additional retention benefits and achieving enhanced alignment with shareholders due to the fact that the value of the award increases or decreases with the value of the Company's share price. We believe this structure appropriately focuses the executive officers on the creation of long-term value and encourages prudent evaluation of risks.
Our shareholders have consistently supported our executive compensation program. At our 2020 Annual Meeting of Shareholders, 98% of the votes cast were voted in favor of our resolution seeking advisory approval of our executive compensation. Over the last five years, shareholder support for our advisory vote on executive compensation has averaged 94%. While we have consistently had strong shareholder support for our executive compensation program, the Compensation Committee does use an independent compensation consultant to review the structure of our compensation program, and to assess the effectiveness of our program in aligning executive and shareholder interests.

Pay-At-Risk: 2020 Direct Compensation Target

2020 Executive Compensation Decisions
Despite the significant impact of the COVID-19 global pandemic on the student housing industry and the Company’s 2020 results, the pre-established measures and goals under the annual cash and long-term equity incentive plans were not amended. As such, the 2020 compensation decisions made by the Compensation Committee reflect strong continued alignment between pay and performance with respect to the pre-established measures and goals under the annual cash and long-term equity incentive plans and the performance and contributions of the Named Executive Officers to the Company’s financial and operating performance. In determining the incentive compensation paid to the Named Executive Officers for 2020, the Compensation Committee rigorously evaluated Company and individual performance relative to the pre-established measures and goals, but also took into consideration management’s considerable efforts and leadership in successfully navigating the Company through the unprecedented disruption of COVID-19 and mitigating the impacts to shareholder value.

2020 Performance Amidst a Global Pandemic

Operationally, the Company began 2020 with financial results that exceeded its expectations in each of the first three months of the year, and preleasing for the 2020-2021 academic year was tracking significantly ahead of the prior year pace with rental rate growth trending well, relative to targets. In March, COVID-19 was declared a pandemic and the student housing sector, like most businesses, faced unprecedented and unanticipated disruption. The United States higher education system was dramatically impacted by the associated governmental shelter in place orders put in place across the country. Our response to the COVID-19 pandemic was guided by our eight principle objectives described under “Governance of the Company - COVID-19 Response”. Over the last three quarters of the year, we continued to provide essential housing services to students all across the country and provided thought leadership and action to help universities return to a sense of normalcy.

As the pandemic took hold, we took numerous decisive actions to protect our team members, our residents and our shareholders:

•In March we formed a COVID-19 Resident Hardship Program through which we provided $14.2 million in direct financial relief to our residents suffering financial hardship and an additional $18.7 million in rent relief to students through our university partnerships.
•In addition to this $32.9 million of financial assistance, we waived all late fees and online payment fees during the Spring and Summer terms and did not pursue any financial-related evictions during the year.
•At the property level, we collaborated with RB, the makers of Lysol and a global leader in hygiene products, to set a new standard and approach to cleanliness and disinfection at our student housing communities and launched a “Be safe. Be smart. Do your part.TM” program. This includes a comprehensive review of cleaning products and procedures by a third-party hygiene and disinfectant specialist that integrates enhanced cleaning standards, resident responsibility education and touchless preventative measures in the Company’s college communities across the country.
•We adopted pervasive work-from-home and emergency leave measures for our employees, and senior management reallocated approximately $1 million of additional cash incentive compensation to field-level staff as recognition of the importance of their role in supporting our residents and implementing our significantly expanded operational procedures during the pandemic.
•We made numerous advances in our ESG programs as outlined in our Corporate Responsibility section.
•We launched our Pursue Growth initiative and a strategic capital program to utilize joint venture and private equity capital to enhance sustainable long-term shareholder value.

While our operating results were negatively impacted by COVID-19, our ability to be resilient and adapt quickly to external changes was critical to the preservation of long-term value for our shareholders in spite of the challenges presented by the global pandemic. For the 2020-2021 academic year, as of September 30, 2020, the Company leased 90.3% of its same store owned property beds, as compared to 97.4% as of the same date prior year. The Company’s strategic improvements in recent years to significantly improve the property portfolio quality in terms of proximity to campus positioned the Company for outperformance relative to the broader industry amid the pandemic. As compared to the top 175 markets, as measured and reported by a third-party provider of student housing statistics, the Company’s achievement of same store occupancy of 90.3% and 1.1% average rental rate growth per occupied bed compared to occupancy of 87.7% and rental rate growth of 1.3%, or approximately 2.4 percentage points of revenue outperformance.
This discussion of the Company, its business and individual measures are used in assessing performance. These measures are discussed in the limited context of the executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures made in this Proxy Statement in any other context.
2020 Compensation Practices at a Glance

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive shareholder value	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking
✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with strong emphasis on performance-based incentive awards	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities
✓ DO have a robust peer selection process and benchmark executive compensation to target the median of the comparative group of peer companies	✗ DO NOT reprice or permit cash buyouts of underwater stock options
✓ DO require executive officers and directors to own and retain shares of common stock that have significant value to further align interests with shareholders	✗ DO NOT provide executive officers with excessive perquisites or other personal benefits
✓ DO enhance alignment with long-term shareholder value and executive officer retention with 5-year vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan and a deferred compensation plan
✓    DO enable the Board to “claw back” incentive compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements as a result of misconduct by executive officers
✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in the Company’s securities
✓ DO prohibit new tax gross-up arrangements under anti-tax gross-up policy	✗ DO NOT provide accelerated vesting upon a change of control under the 2018 Incentive Award Plan
✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT provide single-trigger change of control benefits
✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters and establishing an appropriate peer group	✗ DO NOT permit executive officers and directors to hold the Company's securities in margin accounts or to otherwise pledge the securities to secure loans

GOVERNANCE OF THE COMPANY
Board Composition and Refreshment
The Nominating and Corporate Governance Committee performs an assessment of the skills and the experience needed to properly oversee the Company’s interests. Generally, the Nominating and Corporate Governance Committee reviews both the Company’s short and long-term strategies to determine what current and future skills and experience are required of the Board in exercising its oversight function. The Nominating and Corporate Governance Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating and Corporate Governance Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process.

Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience, qualifications and attributes, introduce fresh perspectives, and broaden and diversify the views and experience represented on the Board. As a result of our focus on refreshment, Mr. Lowenthal is retiring from the Board effective as of the Annual Meeting, and we added three new directors to our Board in early 2021. The average tenure of our Board nominees is currently approximately 7 years.

The table below summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board particularly relies. The absence of a mark does not mean the director does not possess that qualification or skill. Our director nominees’ biographies describe each director’s background and relevant experience in more detail.

Qualifications, Expertise and Attributes	Bill Bayless	Herman Bulls	Steve Dawson	Cydney Donnell	Mary Egan	Alison Hill	Craig Leupold	Oliver Luck	Pat Oles	John Rippel
Board Diversity
Representation of gender and/or ethnic diversity		●		●	●	●

Real Estate
Significant background working in real estate, resulting in knowledge of public and private capital, how to anticipate trends, generate returns or create capital allocation models	●	●	●	●		●	●		●	●

University Relations
Experience cultivating and sustaining business relationships with universities	●	●		●				●	●

Leadership
Has overseen the execution of important strategic, operational and policy issues while serving in an executive or senior leadership role	●	●	●	●	●	●	●	●	●	●

Strategic Transactions
A history of leading growth through acquisitions, business combinations, strategic partnerships or other transactions	●	●	●	●	●	●	●	●	●	●

Financial Literacy
Knowledge of financial markets, financing operations, complex financial management and accounting and financial reporting processes	●	●	●	●	●	●	●	●	●	●

Public Company Executive
Has served as a senior officer of a public company	●		●		●	●				●

Enterprise Human Capital Management
Enterprise-wide experience in recruiting, managing, developing and optimizing an entity’s human resources	●	●[1]	●	●	●	●	●	●	●	●
(1)Qualifications, attributes and expertise includes direct experience with diversity, equity and inclusion.

William C. Bayless, Jr. has been Chief Executive Officer since October 2003 and also served as President from October 2003 to January 2017. Effective at the time of Jim Hopke’s retirement from the Company on August 24, 2021, Bill will again serve as President of the Company. Bill is a co-founder of the Company and participated in the founding of the student housing business of its predecessor entities. Bill served as Executive Vice President and Chief Operating Officer of the predecessor entities from July 1995 to September 2003, where he directed all aspects of the predecessor entities’ business segments including business development, development and construction management, acquisitions and management services. He served as the Company’s Vice President of Development from the inception of the predecessor entities in 1993 until July 1995. Bill served as the Director of Operations for Century Development’s student housing division from 1991 to 1993. From 1988 to 1991, Bill served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries. Bill began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988. Bill has served on the Advisory Board of Amherst Holdings, LLC since June 2018. Bill was instrumental in the formation of American Campus Charities Foundation, which supports charitable activities focused on disadvantaged youth and education in the Company's hometown of Austin, Texas, as well as in the local markets served by the Company's communities. The Foundation has raised in excess of $6.5 million for the causes consistent with its focus. Bill also currently serves on the Board for the Rise School of Austin, which provides high quality early childhood education for gifted, traditional and developmentally delayed children in an inclusive setting using individualized learning techniques, and the Board for the Hi, How Are You Project, a platform for the exchange of ideas and education on mental well-being. He received a B.S. in Business Administration from West Virginia University. Age: 56.

Areas of Relevant Experience: Ability to lead the organization; detailed knowledge and unique perspective and insights regarding the student housing industry and the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its business.

William C. Bayless, Jr. CEO & Director since 2004 Committees: Executive

Herman E. Bulls serves as Vice Chairman, Americas and International Director of JLL, an international full-service real estate firm. He is the founder of JLL’s Public Institutions division and served as Chairman and Chief Executive Officer from January 2002 until January 2014. From September 2000 until August 2001, Herman served as Executive Vice President and Chief Operating Officer of one of the nation’s largest Fannie Mae multifamily lenders. From March 1998 to September 2000, Herman was a Managing Director for JLL. From 1989 until 1998, he held several positions with the predecessor organization, LaSalle Partners. Prior to his employment with JLL, he served over eleven years of active duty service with the United States Army. Herman was the Co-Founder, President, and Chief Executive Officer of Bulls Capital Partners, a commercial mortgage firm. He sold the firm to a Wall Street entity in 2010. Herman retired as a Colonel from the Army Reserve. Herman is a member of the Board of Directors of the West Point Association of Graduates, serves as a member of the Real Estate Advisory Committee for New York State Teachers’ Retirement System, and serves on the Board of Directors of USAA. Herman also currently serves on the Board of Governors for the American Red Cross and the Military Bowl. Herman also currently serves on the Board of Directors of Comfort Systems, USA (NYSE: FIX) a national HVAC mechanical contractor and Collegis Education, a leading provider of management technology services for the higher education market. He previously served on the Board of Directors of Computer Sciences Corporation (CSC) from 2015 to 2017, Exelis Inc., from 2011 until its 2015 merger with Harris Corporation, Tyco International from 2014 until its 2016 merger with Johnson Controls International PLC and Rasmussen College until its sale to a private equity partner. Herman is a graduate of the United States Military Academy at West Point and of the Harvard Business School. Age: 65.

Areas of Relevant Experience: Real estate investment; university and governmental relations; strategic planning; corporate governance; business development and leadership.

Herman E. Bulls Director since 2021

G. Steven Dawson is a private investor focused on real estate, energy, financial services and other commercial interests in the US and Canada. He has significant experience serving on the boards of directors of numerous public and private companies over the past 19 years. From 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE: CPT) and its predecessors. Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States. Steve currently serves on the boards of Cohen & Co. (NYSE American: COHN), a financial services firm specializing in fixed income and structured credit securities trading, securitizations, management, and advisory operations in the U.S. and Europe, and Medical Properties Trust (NYSE: MPW), a hospital/healthcare REIT with hospital properties in the U.S., Australia and Europe. Steve holds a degree in business from Texas A&M University, where he serves on the Real Estate Roundtable of the Mays Graduate School of Business. Age: 63.

Areas of Relevant Experience: Financial reporting; accounting and controls; REIT management; real estate operations, investment and development.

G. Steven Dawson Director since 2004 Committees: Audit, Compensation

Cydney C. Donnell has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University, and has served as Associate Department Head of the Finance Department since February 2011. Cydney has taught various subject matters, including real estate finance, investments and corporate governance, since August 2004. Cydney was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc. Cydney served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992. Cydney served on the Board of European Investors Holding Company from 1992 to 2005. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986. Cydney currently serves on the board of Pebblebrook Hotel Trust (NYSE: PEB), a hotel REIT, and is a member of the Board of Trustees of Trinity University in San Antonio, Texas. She served on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940 and a REIT from 2005 to 2017. In 2007, Cydney was appointed to the Employees Retirement System of Texas Board of Trustees by Governor Rick Perry, and her term ended in May 2019. Cydney has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT. She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York. Cydney received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University. Age: 61.
Areas of Relevant Experience: Financial investment and services; REITs; corporate governance; university operations; capital allocation; strategic planning.

Cydney C. Donnell Chair of the Board (effective as of the Annual Meeting) Director since 2004 Committees: Compensation, Executive, Strategic Planning and Risk, Capital Allocation

Mary C. Egan is currently an independent consultant providing customer-centric research and strategy services to companies across the consumer sector (food, restaurants, home, fashion, travel and tourism, and healthcare). She also serves as a member of the Board of Directors for Savers (dba Value Village), the largest for-profit thrift store chain in the world, currently owned by private equity. Mary was previously a partner and managing director at The Boston Consulting Group, where she worked from 1996-2010; the head of global strategy for Starbucks (NASDAQ: SBUX), where she worked from 2010-2012; and founder and CEO of Gatheredtable, a food tech B2C SaaS startup which she ran from its founding in 2013 through a strategic exit in 2018. Mary currently serves on the Board of Directors of Noodles & Company (NASDAQ: NDLS), a fast-casual restaurant concept. She holds a BA from Barnard College, Columbia University and an MBA from Columbia Business School. Age: 53.
Areas of Relevant Experience: Strategic planning; technology; business development and leadership.

Mary C. Egan Director since 2018 Committees: Strategic Planning and Risk

Alison M. Hill has served as Managing Director, Strategic Capital at Prologis since 2009. She joined AMB Property Corporation in 1999 (prior to its 2011 merger with Prologis) and served in a variety of positions within the private capital business, and was a leader in growing the platform and expanding the private capital business outside the U.S. Before joining AMB, Alison practiced real estate law at the global law firm of Morrison & Foerster. Prior to that, she practiced law with Lionel Sawyer & Collins within the real estate and commercial transactions groups. Alison holds a J.D., cum laude, from Case Western Reserve University School of Law and a Bachelor of Arts degree in international relations from Hamilton College where she is now a member of the board of trustees. Alison serves on the board of The SWIG Company, a San Francisco based privately owned real estate investor and operator and GirlVentures, a San Francisco Bay Area based non-profit that inspires girls to lead through outdoor adventure, inner discovery and collective action. Age: 55.

Areas of Relevant Experience: Real estate investment; public and private markets; REITs; capital allocation; law; strategic planning; business development and leadership.

Alison M. Hill Director since 2021 Committees: Capital Allocation

Craig A. Leupold has served as Chief Executive Officer of GSI Capital Advisors, an investment firm specializing in REITs, since January 2020. Prior to this time, he was with Green Street Advisors, Inc., a commercial real estate, news, data, analytics and advisory service firm, for over 26 years, and served as its President and Chief Executive Officer from 2008 to 2020. Previously, Craig was a consultant with Kenneth Leventhal & Company, a national public accounting firm specializing in commercial real estate, which is now a part of Ernst & Young. Craig's previous work experience also includes Union Bank of California, where he served as an Assistant Vice President in the bank's commercial real estate lending group. Craig is a member of the National Multi-Housing Council ("NMHC") and holds a BA from the University of California, San Diego and an MBA in Finance and Real Estate from Columbia University. Age: 58.

Areas of Relevant Experience: Real estate investment; public and private markets; REITs; real estate capital allocation.

Craig A. Leupold Director since 2021 Committees: Capital Allocation

Oliver Luck is a private investor. He served as Chief Executive Officer and Commissioner of the XFL from June 2018 to April 2020. On April 13, 2020, Alpha Entertainment LLC, the owner of the XFL, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. Oliver was not at any time an owner or executive officer of Alpha Entertainment LLC. From January 2015 to June 2018, Oliver was the Executive Vice President for Regulatory Affairs and Strategic Partnerships of the National Collegiate Athletic Association (NCAA). From 2010 to January 2015, he was the Athletic Director of West Virginia University. From 2006 to 2010, Oliver was the President/General Manager of the Houston Dynamo of Major League Soccer. From 2001 to 2005, Oliver was the Chief Executive Officer of the Harris County-Houston Sports Authority, where he oversaw the financing, construction and management of professional sports and entertainment infrastructure in Houston, including Minute Maid Park, Reliant Stadium and Toyota Center. Oliver worked for the National Football League from 1990 to 2001, where he served in a variety of positions, including Vice President of Business Development and President and Chief Executive Officer of NFL Europe. Oliver played quarterback for the Houston Oilers from 1982 to 1986. He has served as a member of the National Football League Player Safety Advisory Panel and the College Football Playoff Selection Committee and in various capacities in a number of university and community associations. He was a finalist to be a Rhodes Scholar, a National Football Foundation Scholar and a two-time Academic All-American who received a B.A. degree from West Virginia University and a J.D. degree from University of Texas School of Law. Age: 61.

Areas of Relevant Experience: University management; business development and leadership; law.

Oliver Luck Director since 2012 Committees: Nominating and Corporate Governance, Strategic Planning and Risk

C. Patrick Oles, Jr. has been the President and Chief Executive Officer of Barshop & Oles Company, a privately-owned, Texas-based commercial real estate development, investment and management firm, since 1983. Pat served on the senior staff of the Governor of Texas, William P. Clements, Jr., as Director of Governmental Appointments, from 1980 to 1982. Pat has been involved in numerous governmental, business and civic organizations, including ten years of service on the Board of Directors of the Lower Colorado River Authority and as a founding member and Chairman of the Board of Trustees of the Texas Parks & Wildlife Foundation. He was a member of the Advisory Board of Directors of JPMorgan Chase, Chairman of the local chapter of the Young Presidents Organization and a Trustee of the Texas Nature Conservancy. Pat currently serves as a member of the Board of Directors of SouthWest Water Company, a privately-owned provider of water and wastewater services, as a member of the Executive Committee of the Seton Fund, as a member of the Development Board of the McCoy College of Business Administration of Texas State University and as Chair of the UT Elementary School Development Council. Pat received a B.B.A. from the University of Texas at Austin, and now holds the McCoy Professorship for Studies in Entrepreneurship in the McCoy College of Business Administration at Texas State University. Age: 66.

Areas of Relevant Experience: Real estate investment and development; governmental interactions.

C. Patrick Oles, Jr. Director since 2014 Committees: Audit, Executive

John T. Rippel is a founding partner of Alliance Residential Company, one of the largest private U.S. multifamily companies, and has been its Chief Investment Officer since 2001 with responsibility for identifying development opportunities and directing the acquisition process for existing communities throughout the country. John began his multifamily career in 1982 as the partner in charge of south Texas development and acquisition for Trammell Crow Residential. In 1994, he led his division to the successful initial public offering of Gables Residential, where he served as a director and its President and Chief Operating Officer. Prior to joining Trammell Crow Residential, John was a CPA with Kenneth Leventhal Company, a national public accounting firm which is now a part of Ernst & Young. John obtained his BBA from the University of Texas at Austin. Age: 66.

Areas of Relevant Experience: Real estate investment and development; REIT management; capital allocation; financial reporting.

John T. Rippel Director since 2018 Committees: Audit, Capital Allocation

Board Independence and Meetings
Board Governance Documents. The Board maintains charters for all committees. In addition, the Board has adopted corporate governance guidelines and a code of business conduct and ethics. To view the committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.AmericanCampus.com. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices. The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.
Independence. There are ten nominees for director. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that nine nominees (Messrs. Bulls, Dawson, Leupold, Luck, Oles and Rippel, and Ms. Donnell, Ms. Hill and Ms. Egan) are independent, as “independence” is defined by the New York Stock Exchange. This means that none of the independent directors has any direct or indirect material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange.
Executive Sessions. Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management or management directors. These executive sessions typically occur before or after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled. The presiding director of these executive sessions is the Independent Chair of the Board.
Board Leadership Structure; Separate Independent Chair of the Board
Since the 2004 IPO, the roles of Chief Executive Officer and Chair of the Board have been separate. Currently, Mr. Lowenthal serves as the Chair of the Board. Mr. Lowenthal is retiring as of the time of the Annual Meeting, and Ms. Donnell will become Chair at such time. Mr. Bayless serves as a director and Chief Executive Officer. The Board of Directors believes this is the most appropriate structure for us at this time because it makes the best use of the Chair's skills and experience gained over a distinguished career.
Board’s and Committees’ Roles in Risk Oversight
The Board, as a whole, has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the Board. The oversight responsibility of the Board and its committees is enabled by management's reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational (including those related to cybersecurity), financial (accounting, credit, liquidity and tax), legal, regulatory, compliance, health, safety and environment, and reputational risks. The Board and its committees oversee risks associated with their respective principal areas of focus, as summarized in the Board Committee table. Each committee meets in executive session with key management personnel and representatives of outside advisors (for example, the head of Internal Audit meets in executive session with the Audit Committee).
Oversight of Cybersecurity Risk
The Board and the Strategic Planning and Risk Committee oversee the Company’s management of cybersecurity risk. While the Company has not experienced a material cybersecurity breach, to mitigate the risks posed by cybersecurity incidents and cyber-attacks, we have developed processes and procedures, including incident response plans, which are designed to protect the confidentiality, integrity and continued availability of the Company’s data and systems. To assist in our efforts, the Company partners with a third-party managed infrastructure & security services provider that operates a dedicated security operations center. Additionally, the Company maintains a cybersecurity risk insurance policy, conducts annual education, training and ongoing assessment of our employees and those with systems access, performs periodic third-party security assessments on our critical systems and collaborates with peers and industry professionals to stay abreast of cybersecurity matters. Our Chief Technology Officer, who holds a CERT Certificate in Cybersecurity Oversight, provides quarterly updates to the Strategic Planning and Risk Committee, which regularly briefs the full Board on these matters.

COVID-19 Response

While the Company’s crisis management structure and approach prepare us to effectively address emergency incidents, the COVID-19 pandemic presented itself as a unique challenge.

During 2020, management met on a regular basis to discuss the ongoing impacts of COVID-19 on the Company, including on the Company’s financial position and results of operations, as well as matters including health safeguards, resident programs, community operations, communications to tenants and infrastructure. Board members participated in these meetings on at least a bi-weekly basis, and were in regular communication in between the meetings to monitor the Company’s responses to these matters.

In response to the pandemic, in March 2020, the Company implemented eight principle objectives as guidelines to follow during the pandemic:

•Strive to maintain a healthy and academically oriented environment for the Company’s residents by adopting and implementing all CDC guidelines with regard to cleaning, sanitization, and social distancing as the Company continues to deliver essential services, and ensure that the Company’s state of the art broadband service continues to be reliable to facilitate the delivery of online education as universities move to that medium to deliver classroom lectures;

•Be compassionate and provide financial assistance and support to residents and their families who suffer a diminishment of income as a result of the COVID-19 crisis;

•Strive to ensure that all American Campus Communities team members have a safe, healthy and productive work environment as they continue to deliver services to the Company’s residents and university partners and as they continue to construct and deliver the Company’s development projects;

•Work with the Company’s university partners to understand their individual unique challenges with regard to COVID-19 and assist them in implementing their plans and accomplishing their objectives. Anyone can be a good partner when things are going well – our goal is to demonstrate that we are a good partner in times of crisis such as this;

•Attempt to limit all negative financial and operational impacts to the period directly associated with this crisis and work to prevent negative financial impacts from carrying forward into the Company’s stabilized business model or from negatively impacting long term valuations for the Company’s portfolio and sector;

•Adapt the Company’s marketing and leasing strategies to successfully complete the fall lease-up and work collaboratively with all the universities the Company serves in an attempt to return to a state of normalcy, stability and “business as usual” for the 2020-2021 academic year;

•Ensure the necessary balance sheet liquidity to withstand the duration of the crisis; and

•Reflect on the challenges faced during this black swan event and take note of the lessons learned, in an effort to be better prepared for a future pandemic, to improve the Company’s future products, services and operational policies, as well as to advance and refine the Company’s investment and capital allocation strategies, transaction structures and underwriting standards.

Early in the pandemic, we made a pledge that every resident would have a home, regardless of their ability to pay. We quickly formed a COVID-19 Resident Hardship Program through which we provided $32.9 million in direct financial relief to our residents suffering financial hardship and relief to students through our university partnerships during 2020. In addition to this financial assistance, the Company also waived all late fees and online payment fees suspended financial related evictions during the spring and summer terms of 2020, and in certain cases continues to do so during the current academic year.

We supported our employees and residents at the property level by collaborating with RB, the makers of Lysol and a global leader in hygiene products, to set a new standard and formalized approach to cleanliness and disinfection at our student housing communities. We also launched a “Be safe. Be smart. Do your part.TM” program, which includes a comprehensive review of cleaning products and procedures by a third-party hygiene and disinfectant specialist that integrates enhanced cleaning standards, resident responsibility education and touchless preventative measures in the Company’s college communities across the country. We also assisted our team members by adopting pervasive work-from-home and emergency leave measures for our employees, and senior management reallocated approximately $1 million of additional cash incentive compensation to field-level staff as recognition of the importance of their role in supporting our residents and implementing our significantly expanded operational procedures during the pandemic.

Corporate Responsibility / ESG

Corporate responsibility is fundamental to the Company’s mission to consistently provide every resident and team member with an environment conducive to healthy living, personal growth, academic achievement and professional success. This mission drives our ESG (environmental, social and governance) vision of creating healthy, sustainable environments with a sense of community and connection by giving back, investing in our employees and driving long-term value for all stakeholders.

We are fortunate that our core products and services directly further some of the most important of all ESG values. For example:

•We have developed 37 Leadership in Energy and Environmental Design (“LEED”) certified student housing projects – these both save us money and fill a growing demand for LEED-certified buildings:
◦In 2020, we were awarded the U.S. Green Building Council’s (“USGBC”) highest level of green building certification for our LightView development in Boston;
•We prioritize making proximity to campus one of our development and acquisition criteria, thus reducing emissions and noise – over 90% of our owned communities are located within a half mile from campus, so students can easily walk or bike to class;
•We make high-quality student housing affordable for students from all backgrounds without sacrificing location or quality; and
•We support our residents’ mental health via our long-term partnership with the Hi, How Are You Project and staff training on peer-to-peer support at 200+ communities across the country.

We supplement these important value-adding ESG drivers by, among other things:

•Relying on our multi-functional ESG Committee and our Diversity and Inclusion Task Force to keep us aiming higher and to execute on our strategy
•Reporting our ESG activities and results quarterly to our executive management team and Board of Directors
•Undertaking an ESG Strengths / Weaknesses / Opportunities / Threats (“SWOT”) analysis
•Executing an ESG materiality analysis
•Benchmarking our ESG practices against peers
•Publishing an ESG letter of commitment
•Collecting energy, water and waste data at the property level as part of our greenhouse gas (“GHG”) emissions tracking program
•Contracting to source 7m kWh of electricity from renewable energy
•Developing a multi-year strategic ESG roadmap

•Becoming a signatory of the CEO Action for Diversity & Inclusion pledge
•Selecting the Sustainability Accounting Standards Board (“SASB”)’s standards as our ESG guidance framework
•Demonstrating our commitment to protecting our team members and residents during the pandemic by rapidly adopting protective objectives and guidelines, as detailed under COVID-19 Response

Our ESG leadership has been recognized. We have been:

•An honoree of Texan by Nature 20 (TxN20), an official ranking of the top 20 companies in Texas for our leadership and commitment to conservation and sustainability - for the second consecutive year
•A recipient of the Great Place to Work™ certification

We are committed to diversity and inclusion and became a signatory of the CEO Action for Diversity & Inclusion pledge, as noted above. Our Company and our student communities are defined and strengthened by the principle that every individual and their experience adds value and enhances our position as an industry leader and university partner. Through diversity and inclusion, we create and maintain a workplace environment that supports the development and advancement of all team members from all backgrounds. As of December 31, 2020:

•Our total workforce is 50% female and 50% male. The ethnicity of our workforce is 48% White, 20% Black, 19% Hispanic/Latino, 5% Asian and 8% Other. “Other” includes American Indian, Alaska Native, Native Hawaiian, Pacific Islander, Not Specified or two or more races.
•Our management team (team members with the title of general manager or higher job classifications) is 56% female and 44% male. The ethnicity of our management team is 67% White, 12% Black, 11% Hispanic/Latino, 4% Asian and 6% Other.

Additional information regarding the Company’s ESG initiatives may be found online at ESG.AmericanCampus.com (although none of the information on the Company’s website is incorporated into this Proxy Statement by reference).

Board Committees

The following table identifies each committee of the Board, its key function, its primary areas of risk oversight and the number of meetings held during 2020 (except with respect to the Capital Allocation Committee, which was established in January 2021). A copy of the charter for each of these committees (other than the Executive Committee) is available on the Company’s website at www.AmericanCampus.com.

COMMITTEE	KEY RESPONSIBILITIES	2020 MEETINGS

Board of Directors	Strategic oversight	7 (1)

Corporate governance

Shareholders' advocacy

Primary areas of oversight:
▪Strategic, financial and execution risks and exposures associated with annual operating and long-term strategic plans, major litigation and regulatory exposures

▪Ongoing CEO and key management succession planning processes, including establishing selection criteria that reflect our business strategies, identifying and evaluating potential internal candidates and making key management succession decisions

▪Company culture and enterprise workforce management matters including structure, compensation and diversity, equity and inclusion

COMMITTEE	KEY RESPONSIBILITIES	2020 MEETINGS

▪Other current matters that may present material risk to the Company's operations, plans, prospects or reputation, including those related to Environmental, Social and/or Governance (ESG) matters; and acquisitions and divestitures (including through post-closing reviews)

Audit	Overseeing the integrity of the Company's consolidated financial statements and its compliance with legal and regulatory requirements	8

Audit Committee Report:	Assessing the independent auditor's qualifications, independence, and
Page 63	performance

Charter last amended October 2013	Reviewing, as it deems appropriate, the adequacy of the Company's systems of disclosure controls and internal controls regarding financial reporting and accounting

Sole authority to appoint and replace the independent auditors (who report directly to the committee), approve the engagement fee of the independent auditors, and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to the Company

Primary areas of oversight:

▪Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters

Capital Allocation	Advising the full Board regarding the evaluation of capital allocation strategy and priorities to further improve investment strategies, net asset value creation and the quality of earnings growth	n/a
Charter established January 2021
Primary areas of oversight:
▪capital allocation priorities, including but not limited to development activities and acquisitions, and dividend and capital return policy
▪short-term and long-term balance sheet optimization plans

Compensation	Establishing the Company's general compensation philosophy	5

Compensation Committee Report:	Overseeing the Company's compensation programs and practices including any employment, severance and termination agreements, or arrangements with any Named Executive Officer
Page 32

Charter last amended June 2013	Reviewing and approving corporate goals and objectives relevant to the compensation of Named Executive Officers

Evaluating annually the performance of the Named Executive Officers in light of the goals and objectives

Determining the compensation level of each Named Executive Officer based on this evaluation

Primary areas of oversight:
▪Risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans

Executive	Approving, subject to certain limitations, acquisitions, financings, and dispositions	0

Authorizing the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money

COMMITTEE	KEY RESPONSIBILITIES	2020 MEETINGS
	Exercising generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under the Company's articles of incorporation, bylaws or applicable law

Nominating and Corporate Governance	Assisting the Board in promoting the Company's and the shareholders' best interests through the implementation of sound corporate governance principles and practices	6

Charter last amended March 2010	Identifying individuals qualified to become Board members, consistent with criteria approved by the Board and recommending to the Board the director nominees for the next Annual Meeting

	Developing and recommending to the Board a set of corporate governance principles applicable to the Company

	Overseeing the evaluation of the Board and management

	Conducting annual succession planning for the CEO and other executive officers

	Primary areas of oversight:
	•Risks and exposures relating to programs and policies concerning corporate governance, succession planning and enterprise workforce management matters.

Strategic Planning and Risk	Assessing the Company's risk profile and crisis management strategy relating to key risks	5

Charter last amended August 2015	Creating guidelines, policies and processes for assessing, managing, monitoring and mitigating such risks

	Approving plans for detecting, responding to and mitigating security breaches

	Establishing, approving and monitoring the Company’s strategic business plan

	Primary areas of oversight:
	▪The Company's risk governance structure
	▪Policies and processes for risk assessment and risk management, including those related to the Company's business strategies, cyber systems, litigation, assets, and controls
	▪Evaluating the Company's risk appetite and strategy relating to key risks and guidelines, policies and processes for assessing, managing, monitoring and mitigating such risks
	▪Plans for detecting, responding to and mitigating security breaches
	▪Crisis management policies and procedures
	▪Risks associated with deviating from the Company’s strategic plan and core competencies
(1)All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2020. All directors are encouraged to attend the Annual Meeting. All the persons then serving as members of the Board attended the 2020 Annual Meeting.

Committee Charting
The following table graphically displays the current directors, the current committee members, the respective committee chair, the independent members and Audit Committee financial experts (as such term is defined in Item 407(d)(5)(ii) of Regulation S-K), based on their expertise in accounting and financial management. Each member of the Nominating and Corporate Governance, Compensation, Audit, Capital Allocation and Strategic Planning and Risk Committees satisfies the independence requirements of applicable law and the applicable requirements of the SEC and NYSE.

Board and Committee Evaluations

The Board recognizes that a thorough, constructive evaluation process enhances the effectiveness of the Board and contributes to the implementation of the Company’s governance practice. As such, each director participates in the annual process outlined below.

1

Corporate Governance Review

Our Board Chair and the Chair of our Nomination and Corporate Governance Committee examine our evaluation process to ensure that the process allows directors the opportunity to provide actionable feedback on the functioning of the Board as a whole as well as the performance of committees.

2

Annual Board and Committee Evaluations

The Board and each committee conduct annual self-evaluations while also conducting individual director interviews administered by a third-party and soliciting feedback regarding the Board and respective committees.

3

Board and Committee Review

Our Chair reviews the results of the Board Evaluation, and each committee chair previews the results of each evaluation. The Board also reviews the Nominating and Corporate Governance Committee's recommendations concerning the performance and effectiveness of the Board and each of its committees. The evaluations and summaries are shared and discussed with the full Board and each committee during executive sessions. The Nominating and Corporate Governance Committee will also review the individual directors as circumstances warrant.

4

Board Summary

Summary of Board and committee evaluation results to full Board.

5

Feedback Incorporated

Policies and practices appropriately updated as a result of director feedback.

BOARD AND COMMITTEE EVALUATIONS INCLUDE, BUT ARE NOT LIMITED TO:

Director Performance	Board and Committee Operations	Board Performance	Committee Performance
Chair of the Board (in that role)	Board and Committee membership: refer to Director Qualifications	Strategic areas of focus for the Board	Performance of committee duties under committee charters
Each Committee Chair (in that role)	Fine-tuning committee structure to enhance Board and committee performance	Consideration of shareholder value	Considerations of reputation
Evolving director skills and expertise	Conduct meetings	Strategic oversight	Effectiveness of outside advisors
Periodic individual director performance	Quality and quantity of materials and information received from management and access to senior staff	Capital planning	Identification of strategic topics that warrant additional attention and discussion
		Capital allocation	
		Risk management	
		Shareholder feedback

Director Qualifications; Limits on Board Service

The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, this assessment includes integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience and relevant legal and regulatory qualifications. The committee also seeks candidates who are willing to challenge management in a productive and constructive manner, and who possess the willingness and ability to devote the time and effort required to effectively serve on the Board. The committee makes this determination in the context of an assessment of the needs of the Board at that point in time. The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by shareholders. This process resulted in the appointment of three new directors in January 2021 as described under "Board Composition and Refreshment."

The Board recognizes that its members benefit from service on the boards of other companies. That service is encouraged, but it is also critical that directors have the opportunity to dedicate sufficient time to their service on our Board. To that end, the Board evaluates individuals who serve on other public company boards to ensure those additional responsibilities will not impair the ability of such individual to effectively serve on the Board.

Term Limits; Retirement Age

The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday, subject to the approval of the Board to an exception to this practice. As a result of this policy, Mr. Lowenthal has retired from the Board effective as of the time of the Annual Meeting. The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as primary methods of ensuring that each director continues to act in a manner consistent with the best interests of the Company, shareholders and the Board. The Board believes that term limits have the disadvantage of limiting valuable insights from directors who have been able to develop, over a period of time, a specialized understanding of student housing and, therefore, provide a beneficial contribution to the Board as a whole.

The average tenure of our Board nominees is currently approximately 7 years.

Board Diversity

The Nominating and Corporate Governance Committee considers the current composition of the Board in light of the diverse communities and geographies the Company serves and the interplay of a candidate’s or nominee’s experience, education, skills, background, gender, race, age, ethnicity, and other qualities and attributes with those of the other Board members. Consideration extends beyond the traditional notion of diversity to include a broader range of experience, thought, perspectives, and competencies to enable effective board leadership. In implementing its practice of considering diversity of thought, more emphasis may be placed on attracting or retaining director nominees with certain specific competencies or experience, such as industry, regulatory, operational, or financial expertise, depending on the circumstances and the composition of the Company’s Board at the time. Gender, age, race, and ethnic diversity also have been, and will continue to be, a priority in the director nomination process as a board comprised of directors with widely-varying backgrounds provides a more robust and complex perspective and is better able to provide oversight in driving sustainable financial performance in the current complex and rapidly-evolving business environment. The Nominating and Corporate Governance Committee and independent members of the Board remain cognizant of the Board’s characteristics, monitoring the effectiveness of the current practice and focusing on its diverse priorities as the Board evolves and new candidates or nominees are considered. Through the Board’s refreshment efforts, diversity of gender, race, ethnicity and age have been significantly enhanced, providing additional diversity of thought and expertise to the Board.

Number of Directors; Director Vacancies

The bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors. The tenure of office of a director will not be affected by any decrease in the number of directors. The bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors. Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or the Company’s shareholders. Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Shareholder Approval of Amendment of the Charter and Bylaws and Transactions Outside the Ordinary Course of Business

The Company’s charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter. The Company’s bylaws may be amended by a majority of the directors or by the affirmative vote of at least a majority of all of the votes entitled to be cast on the matter.

The charter provides that the Company may not merge with or into another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of the Company’s business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

•the merger will merge one of the Company’s 90% or more owned subsidiaries into the Company without amending the charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of the Board of Directors and the board of directors of the subsidiary is necessary);

•the Company is the successor corporation in a share exchange (in which case only the approval of the Board of Directors is necessary); or

•the Company is the survivor in the merger and the merger does not change the terms of any class or series of the Company’s outstanding stock, or otherwise amend the charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of the Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics

The Board has adopted Guidelines on Governance to address significant corporate governance issues. These guidelines provide a framework for the Company’s corporate governance initiatives and cover a variety of topics, including the role of the Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

The Board of Directors has also adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of the Company’s assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues. The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers at www.AmericanCampus.com.

Management Succession

Pursuant to the Company’s Guidelines on Governance, the Board undertakes regular and appropriate succession planning for the Chief Executive Officer and other executive officers, including policies and principles for selection and performance review for the Chief Executive Officer, as well as policies regarding succession in case of emergency or the retirement of the Chief Executive Officer. The Nominating and Corporate Governance Committee has reviewed the succession plans and reported on them to the Board.

Shareholder Outreach, Engagement and Communication

Shareholder communication is essential to our ongoing review of corporate governance and executive compensation programs and practices. Board members, executive management and Investor Relations engage with shareholders from time to time to understand their perspectives on a variety of corporate governance matters, including executive compensation, corporate governance policies and corporate sustainability practices.

We also communicate with shareholders through a number of routine forums, including quarterly earnings presentations, SEC filings, our Annual Report and Proxy Statement, the Annual Meeting, and investor meetings, conferences and web communications. We relay shareholder feedback and trends on corporate governance and sustainability developments to our Board and its standing Committees and work with them to enhance our practices and improve our disclosures.

During 2020, our standing Chair of the Board and the incoming Chair of the Board individually held telephonic calls with shareholders of over 20% of our outstanding shares, and members of senior management and directors proactively engaged both passive and active shareholders in an ongoing annual review of the Company’s corporate governance policies, board composition, executive compensation program, sustainability initiatives, long-term business strategy and other topics. The Board particularly values input from shareholders who have a financial stake in the value of their input but share it from an independent platform.

Our Board therefore provides a number of ways to enhance communication with shareholders:

•Shareholders can participate in our annual meetings and ask questions
•Shareholders can ask for engagement meetings with appropriate directors on appropriate topics
◦During 2020, management engaged with shareholders who collectively held a majority of the outstanding common stock, and the topics and input from these engagements are regularly shared with the Board
◦In 2020, our engagement topics included:
▪Executive compensation policies and design
▪Disclosure practices
▪Board composition, qualifications, diversity and leadership
▪Board evaluations and refreshment
▪Corporate Governance trends and ESG considerations
▪Operational, financial and strategic objectives
▪Risk management, including reputational risk and cybersecurity
▪Capital allocation strategy
•Shareholders can use the reporting hotlines the Company maintains—from which director-appropriate information will be forwarded to the Board

•Shareholders can communicate with any member of the Board of Directors in writing by mailing their communication to the following address:

Chair of the Board
c/o American Campus Communities, Inc.
12700 Hill Country Blvd., Suite T-200
Austin, Texas 78738

The Chair of the Board will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. The Chair will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Chair will forward shareholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

The Company’s most recent board refreshment initiative followed constructive discussions that the Company held with Land & Buildings Investment Management, LLC (“Land & Buildings”), which resulted in the Company entering into a cooperation agreement with Land & Buildings under which Land & Buildings will vote its shares in favor of all of the Board’s director nominees.

The information received in regular shareholder interaction and through the Company’s proactive outreach program is shared regularly with management and the Board and is considered in the processes that set the Company’s governance practices and strategic direction.

Stock Ownership Guidelines

To further support the Company’s goal of achieving alignment with shareholders, directors are strongly encouraged to purchase and hold shares of common stock with a market value equal to or greater than $350,000 within five years of their election to the Board. Additionally, senior officers (which currently total 32 persons) are strongly encouraged to acquire and hold shares of the Company’s common stock having a market value equal to or greater than the following amounts within three years of becoming a senior officer:

Chief Executive Officer	6 times annual base salary

President or Executive Vice President	3 times annual base salary

Senior Vice President	1 times annual base salary

Operating partnership units, options, restricted stock awards, units subject to vesting, settlement or forfeiture, and shares held in the Company’s deferred compensation plan count towards the recommended levels. Once a director or senior officer meets the stock ownership guidelines, periodic market declines in the value of the Company’s common stock will not adversely affect any previous determination by the Board that the stock ownership guidelines had been met by the director or senior officer. In addition, senior officers must hold, and may not sell, any vested restricted stock awards until the applicable stock ownership guideline has been met.

Short Selling, Hedging and Pledging Prohibitions

Directors and officers may not make “short sales” of any of the Company’s equity securities. “Short sales” are defined as sales of securities that the seller does not own at the time of the sale, or, if owned, securities that will not be delivered for a period longer than 20 days after the sale. In addition, the Company’s directors and officers may not engage in transactions in derivatives of the Company’s equity securities, including hedging transactions, and may not pledge any of the Company’s equity securities.

Repricing and Cash Buyouts of Underwater Options and Stock Appreciation Right Prohibitions

The 2018 Incentive Award Plan and Corporate Governance Guidelines prohibit the repricing of options to purchase the Company’s common stock and stock appreciation rights. The exercise price for options or stock appreciation rights will not be lowered even if the current market price of the Company’s common stock is below the exercise price. The 2018 Incentive Award Plan also prohibits cash buyouts of underwater options and stock appreciation rights. To date, the Company has not issued any stock options or stock appreciation rights.

Prohibition on Classifying the Board

The Company’s bylaws prohibit a future election to classify the Board pursuant to Section 3-803 of the Maryland General Corporation Law, which prohibition may not be repealed unless approved by shareholders by the affirmative vote of at least a majority of all the votes cast on the matter by shareholders entitled to vote on the matter.

COMPENSATION OF DIRECTORS

The table below sets forth the quarterly cash fees paid to non-employee directors for 2020:

Board Member (other than Chair of the Board)
Quarterly Fee	$19,375

Chair of the Board
Quarterly Fee	25,750

Audit Committee
Chair Quarterly Fee	5,625

Compensation Committee
Chair Quarterly Fee	5,625

Nominating and Corporate Governance Committee
Chair Quarterly Fee	5,625

Strategic Planning and Risk Committee
Chair Quarterly Fee	5,625

On June 1, 2020, the date of the 2020 Annual Meeting, each Director nominee was re-elected and each non-employee director, other than the Chair of the Board, received 3,593 restricted stock units, or RSUs, and the Chair of the Board received 4,986 RSUs, valued at $34.10 per RSU, or a value of $122,500 and $170,000, respectively. All 2020 RSU grants immediately vested and were settled in shares of the Company’s common stock and/or cash in lieu of the delivery of shares. As of December 31, 2020, no RSUs were outstanding.

On the date of the 2021 Annual Meeting, each non-employee director who is re-elected to the Board of Directors, other than the Chair of the Board, will receive RSUs with a value of $122,500, and the Chair of the Board will receive RSUs with a value of $170,000.

Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with the Company’s business, including attendance at meetings of the Board and its committees.

For 2021, Board compensation will be unchanged from that paid in 2020. The Chair of the Capital Allocation Committee created in 2021 will receive the same quarterly Chair fee as the other committees listed in the table above.

The table below summarizes the compensation paid to each non-employee director for 2020:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	Total
G. Steven Dawson	$100,000	$122,500	—	$222,500
Cydney C. Donnell	100,000	122,500	—	222,500
Mary C. Egan	100,000	122,500	—	222,500
Edward Lowenthal	103,000	170,000	—	273,000
Oliver Luck	100,000	122,500	—	222,500
C. Patrick Oles, Jr.	77,500	122,500	—	200,000
John T. Rippel	77,500	122,500	—	200,000
Carla Piñeyro Sublett (4)	77,500	122,500	—	200,000
(1)William C. Bayless, Jr., Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his service as director. The compensation received by Mr. Bayless as an employee is shown in the Summary Compensation Table.
(2)Represents aggregate grant date fair value of awards at date of grant. Assumptions used in the calculation of these amounts are included in note 11 to the Company’s audited financial statements for the year ended December 31, 2020 included in the annual report on Form 10-K for the year ended December 31, 2020. Certain shares have been deferred by the director pursuant to the deferred compensation plan as shown on the Security Ownership Table.
(3)The Company does not have a pension plan. There were no earnings on nonqualified deferred compensation for directors that were above-market or preferential.
(4)Ms. Piñeyro Sublett resigned as a member of the Board in January 2021.

OUR COMPANY

We at American Campus Communities are a Company of almost 3,000 team members who enable us to provide specialized, affordable, environmentally responsible housing for students at over 200 communities. Our business continues to enjoy a favorable fundamental environment with strong public policy and financial drivers, which are combined with our Company's strategic and operational expertise. We have summarized above how some of our corporate responsibility practices drive value and make the world a better place. We summarize here the backgrounds of some of our team members who make this possible.

EXECUTIVE OFFICERS

The Company’s executive officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified. The following executive officers are not directors. For information regarding William C. Bayless, Jr., Chief Executive Officer, see “Board of Directors – Board Composition.”

Jennifer Beese has served as Executive Vice President and Chief Operating Officer since January 2017. Jennifer served as Executive Vice President - Operations, Marketing and Leasing from October 2013 to January 2017, and as Senior Vice President of Leasing Administration from November 2007 to October 2013. Jennifer joined the Company in November 1999, previously holding the positions of Vice President of Leasing Administration, Director of Initial Operations, and Regional Manager. From 1994 to 1999, she held various property management positions with JPI. Jennifer holds a B.A. in History from Texas A&M University. Age: 47.

Jennifer Beese EVP & COO

Jorge de Cárdenas has served as Executive Vice President and Chief Technology Officer since May 2015. Jorge holds a CERT Certificate in Cybersecurity Oversight, established by the Software Engineering Institute, based at Carnegie Mellon University. He served as Senior Vice President and Chief Technology officer from March 2012 to May 2015 and as Senior Vice President of Information Technology from August 2005 to March 2012, and joined the Company’s predecessor entities in January 2004 as Vice President of IT. Prior to joining the Company, Jorge served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market. Jorge began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Jorge was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc. Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing. Jorge received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University. Age: 57.

Jorge de Cárdenas EVP & CTO

James C. Hopke, Jr. has served as President since January 2017. Jim served as Executive Vice President and Chief Operating Officer from October 2014 to January 2017, as Executive Vice President-Asset Management from November 2013 to October 2014, as Executive Vice President-Project Management and Construction from November 2007 to November 2013 and as Executive Vice President and Chief Investment Officer from May 2005 to November 2007. From November 2002 to April 2005, Jim served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of the Company’s predecessor entities. Jim was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Jim received a B.S. in Administrative Management from Clemson University. Jim will retire from the Company effective as of August 24, 2021. Age: 59.

James C. Hopke, Jr. President

Daniel B. Perry has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer since March 2017. Daniel served as Executive Vice President-Capital Markets from May 2011 to March 2017, as Senior Vice President-Capital Markets from November 2007 to May 2011 and as Vice President of Investments from February 2005 to November 2007. From 2002 to 2005, Daniel held positions in the investment banking division of Citigroup Global Markets, where he assisted with the successful completion of the Company’s initial public offering in 2004. From 1996 to 2001, he worked in the corporate finance divisions of BNP Paribas and NationsBank. Daniel holds a B.A. in Finance and Accounting from Texas A&M University and a M.B.A. from NYU’s Stern School of Business. Age: 47.

Daniel B. Perry EVP & CFO

William W. Talbot has served as Executive Vice President and Chief Investment Officer since November 2012 and currently oversees the Company’s acquisitions, dispositions, off campus development and on campus public-private partnership development functions. William served as Executive Vice President-Investments from May 2011 to November 2012 and Senior Vice President-Investments from August 2005 to May 2011. William joined us in August 2001 as Director of Acquisitions and has served in various capacities, including Director of Asset Management and Vice President of Investments. Prior to joining the Company, William was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients. William received a B.A. in Economics and Spanish from Vanderbilt University. Age: 46.

William W. Talbot EVP & CIO

Kim K. Voss has served as Executive Vice President, Chief Accounting Officer and Assistant Secretary since January 2017. Kim served as Executive Vice President and Controller from May 2015 to January 2017 and is responsible for the Company’s accounting and financial reporting functions, including SEC reporting, technical accounting, internal controls, and financial systems implementation. She served as Senior Vice President and Controller from November 2007 to May 2015 and joined ACC in 2004 to help lead the Company’s accounting department through the initial public offering and transition to a publicly traded company. Kim began her career as an auditor with Arthur Andersen LLP in San Francisco, where her client base consisted primarily of REITs and other real estate entities. Prior to joining ACC, she served as an Assistant Controller with AMB Property Corporation (now Prologis). A Certified Public Accountant, Kim holds Bachelor of Business Administration and Master in Professional Accounting degrees from the University of Texas at Austin. Age: 45.

Kim K. Voss EVP & CAO

James E. Wilhelm III has served as Executive Vice President, Public-Private Transactions since January 2009 and spearheads the American Campus Equity (ACE™) program. From July 2007 to January 2009, he was Senior Vice President, Public-Private Transactions. From June 2003 to July 2007, Jamie worked for RBC Capital Markets’ public finance department where he served as the managing director of the higher education sector. Prior to that time, he was a managing director with Banc One Capital Markets (currently JPMorgan Capital Markets) and held positions at McDonald & Company Securities (currently KeyBanc Capital Markets) and The Ohio Company (currently Fifth Third Capital Markets). Jamie is a graduate of Miami University with a B.S. in Finance. Age: 57.

James E. Wilhelm III EVP Public-Private Transactions

Brian Winger has served as Executive Vice President and General Counsel since August 2020. Brian joined American Campus Communities in 2000 as director of off-campus development and has since served in increasing capacities. Previously, Brian was the chief operating officer with Aspen Gold Development Company, a private real-estate developer. He also held the position of general counsel for Oklahoma Christian University. Brian holds a B.S. in History-Pre-law from Oklahoma Christian University and a J.D. from Oklahoma City University. Age: 53.

Brian Winger EVP General Counsel

SECURITY OWNERSHIP
The following table sets forth the number of all shares of common stock beneficially owned by each director, by each named executive officer, by each person known to beneficially own 5% or more of the Company’s outstanding common stock, and by all directors and executive officers as a group on March 8, 2021, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting power and sole dispositive power with respect to the shares shown unless otherwise indicated in the footnotes. Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class

The Vanguard Group	19,389,660	(1)	13.9%
BlackRock, Inc.	16,191,417	(2)	11.6%
T. Rowe Price Associates, Inc.	9,001,959	(3)	6.5%
William C. Bayless, Jr.	410,429	(4)	*
William W. Talbot	164,991	(5)	*
James C. Hopke, Jr.	133,392	(6)	*
Daniel B. Perry	128,388	(7)	*
Jennifer Beese	115,449	(8)	*
Edward Lowenthal	42,302	(9)	*
John T. Rippel	38,466		*
G. Steven Dawson	26,377	(10)	*
Cydney C. Donnell	25,071		*
C. Patrick Oles, Jr.	12,475	(11)	*
Mary C. Egan	8,834		*
Oliver Luck	8,240	(12)	*
Herman E. Bulls	3,018		*
Alison M. Hill	3,018	(13)	*
Craig A. Leupold	3,018	(13)	*
All directors and executive officers as a group (19 persons)	1,312,014		*
*    Less than one percent.
(1)This information is based upon information contained in filings made by the shareholder with the SEC reporting beneficial ownership as of December 31, 2020. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group possessed shared voting power over 391,845 shares, sole dispositive power over 18,886,991 shares and shared dispositive power over 502,669 shares.
(2)This information is based upon information contained in filings made by the shareholder with the SEC reporting beneficial ownership as of December 31, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. possessed sole voting power over 15,611,757 shares and sole dispositive power over 16,191,417 shares.
(3)This information is based upon information contained in filings made by the shareholder with the SEC reporting beneficial ownership as of December 31, 2020. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. possessed sole voting power over 2,829,836 shares and sole dispositive power over 9,001,959 shares.
(4)Includes 240,031 unvested restricted stock awards (“RSAs”) and 52,500 common units of limited partnership interest in the Company’s Operating Partnership (“Common Units”). Such Common Units are immediately redeemable for cash or, at the Company‘s election, an equal number of shares of the Company’s common stock.
(5)Includes 90,478 unvested RSAs and 3,800 Common Units. Such Common Units are immediately redeemable for cash or, at the Company’s election, an equal number of shares of the Company’s common stock.

(6)Includes 80,887 unvested RSAs. Also includes 17,539 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(7)Includes 73,595 unvested RSAs.
(8)Includes 84,265 unvested RSAs.
(9)Includes 21,156 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(10)Includes 3,000 shares held in an individual retirement account for the benefit of Mr. Dawson’s spouse. Mr. Dawson, however, disclaims beneficial ownership of all of the foregoing shares. Also includes 16,377 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(11)Includes 7,156 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(12)Includes 3,593 shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.
(13)Represents shares held in the Company’s deferred compensation plan with respect to which the trustee has voting rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2020, the Company believes that all SEC filing requirements applicable to directors, officers and beneficial owners of more than 10% of the Company’s common stock were complied with in 2020, except that it was discovered that Mr. Rippel did not report one transaction in which he acquired 1,000 shares of common stock on September 1, 2020, which transaction was subsequently reported on a Form 5 that was filed on February 1, 2021.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Cydney C. Donnell, Chair
G. Steven Dawson
Edward Lowenthal

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the executive compensation philosophy, objectives and programs, the compensation decisions made under those programs and the factors considered by the Compensation Committee. The CD&A focuses on the compensation of the Named Executive Officers for 2020, who were:

Name	Title
William C. Bayless, Jr.	Chief Executive Officer
William W. Talbot	Executive Vice President, Chief Investment Officer
Jennifer Beese	Executive Vice President, Chief Operating Officer
Daniel B. Perry	Executive Vice President, Chief Financial Officer
James C. Hopke, Jr.	President
As in previous years, Named Executive Officers for 2020 were awarded compensation based on policies that closely link compensation to performance. These policies, in planned combination, generate rewards for achievement of high-level Company and individual performance and discourage excessive short-term risk taking. This balance is essential to align management with the long-term interests of shareholders.

This CD&A discusses the Company, its business and individual measures used in assessing performance. These measures are discussed in the limited context of the executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures made in this CD&A in any other context.

Executive Summary

•The health and well-being of our employees, the safety of our residents, and the financial stability of our Company were our primary concerns for the majority of 2020.

•Our management team met on a frequent basis, including at least bi-weekly meetings including the Board, and took decisive action to address each of these concerns.

•The COVID-19 pandemic had a dramatic impact on our business. Although we delivered above-median one year and three year total shareholder return (“TSR”), we fell short of our goals on Net Operating Income ("NOI"), Funds From Operations - Modified ("FFOM"), and operating margin.

•We did not make adjustments to our executive compensation programs due to COVID-19. Our program, which balances objective performance criteria with subjective performance assessment, is designed to be resilient and flexible.

•Short-term incentives paid between 75% and 92% of target. Strong operational, financial, and strategic leadership, balanced with financial results that fell short of plan, resulted in our CEO receiving 75% of his target opportunity and other NEOs receiving between 75% and 92% of their target opportunities.

•The Company uses a unique long-term incentive structure. ACC grants long-term awards at the end of a performance measurement period which are further subject to five-year ratable vesting. This promotes pay-for-performance alignment and long-term retention of our executive team.

•Long-term incentives were funded between 94% and 108% of target. Weighted financial results were achieved at approximately 66% of target, and strong individual performance among our leadership team resulted in final payouts of 94% of target for our CEO and 108% of target for the remainder of the NEOs.

•CEO total incentive compensation was 25% lower than the prior year and Named Executive Officer’s incentive compensation as a group was 20% lower. Although the Compensation Committee took into account management’s significant efforts in navigating the effects of the pandemic, the committee believed it was appropriate for executive compensation to reflect the 20% reduction in FFOM per share achieved, relative to original earnings guidance estimates for the year, as well as the 18% decrease relative to 2019 FFOM per share.

Our Company

We are one of the largest owners, managers, and developers of high-quality student housing properties in the United States in terms of beds owned and under management. ACC is a fully integrated, self-managed, and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing, and management of student housing properties. As of December 31, 2020, our total owned and third-party managed portfolio included 206 properties with approximately 141,100 beds.

We seek to own high-quality, well-designed and well-located student housing properties. We seek to acquire or develop properties in markets that have stable or increasing student populations, are in submarkets with barriers to entry and provide opportunities for economic growth as a result of their product position and/or differentiated design and close proximity to campuses, or through our superior operational capabilities. We believe that our reputation and established relationships with universities give us an advantage in sourcing acquisitions and developments and obtaining municipal approvals and community support for our development projects.

2020 Performance

The Compensation Committee views performance for compensatory purposes in two primary ways: (1) financial and operating performance including individual goals and objectives and results against the Company’s growth targets, and (2) returns to shareholders over time, both on an absolute basis and relative to other companies, including the compensation peer group (see “Compensation Consultant and Benchmarking”).

Despite the significant impact of the COVID-19 global pandemic on the student housing industry and the Company’s 2020 results, the pre-established measures and goals under the annual cash and long-term equity incentive plans were not amended. As such, the 2020 compensation decisions made by the Compensation Committee reflect strong continued alignment between pay and performance with respect to the pre-established measures and goals under the annual cash and long-term equity incentive plans and the performance and contributions of the Named Executive Officers to the Company’s financial and operating performance during the year. In determining the incentive compensation paid to the Named Executive Officers for 2020, the Compensation Committee rigorously evaluated Company and individual performance relative to the pre-established measures and goals, but also took into consideration management’s considerable efforts and leadership in successfully navigating the Company through the unprecedented disruption of COVID-19 and mitigating the impacts to shareholder value.

Operationally, the Company began 2020 with financial results that exceeded expectations in each of the first three months of the year and preleasing for the 2020-2021 academic year was tracking significantly ahead of the prior year pace with rental rate growth trending well, relative to targets. In March, COVID-19 was declared a pandemic and the student housing sector, like most businesses, faced unprecedented and unanticipated disruption. The United States higher education system was dramatically impacted by the associated governmental shelter in place orders put in place across the country. Our response to the COVID-19 pandemic was guided by our eight principle objectives described under “Governance of the Company - COVID-19 Response.” Over the remainder of the year, we continued to provide essential housing services to students all across the country and provided thought leadership and action to help universities return to a sense of normalcy.

As the pandemic took hold, we took numerous decisive actions to protect our team members, our residents and our shareholders:

•During 2020, management met on a regular basis to discuss the ongoing impacts of COVID-19 on the Company, including on the Company’s financial position and results of operations, as well as matters including health safeguards, resident programs, community operations, communications to tenants and infrastructure. Board members participated in these meetings on at least a bi-weekly basis, and were in regular communication in between the meetings to monitor the Company’s responses to these matters.
•In March we formed a COVID-19 Resident Hardship Program through which we provided $14.2 million in direct financial relief to our residents suffering financial hardship and an additional $18.7 million in rent relief to students through our university partnerships.
•In addition to this $32.9 million of financial assistance, we waived all late fees and online payment fees during the spring and summer terms and did not pursue any financial-related evictions during the year.
•At the property level, we collaborated with RB, the makers of Lysol and a global leader in hygiene products, to set a new standard and approach to cleanliness and disinfection at our student housing communities and launched a “Be safe. Be smart. Do your part.TM” program. This includes a comprehensive review of cleaning products and procedures by a third-party hygiene and disinfectant specialist that integrates enhanced cleaning standards, resident responsibility education and touchless preventative measures in the Company’s college communities across the country.
•We adopted pervasive work-from-home and emergency leave measures for our employees, and senior management reallocated approximately $1 million of additional cash incentive compensation to field-level staff as recognition of the importance of their role in supporting our residents and implementing our significantly expanded operational procedures during the pandemic.
•We made numerous advances in our ESG programs as outlined in our Corporate Responsibility section.
•We launched our Pursue Growth initiative and a strategic capital program to utilize joint venture and private equity capital to enhance sustainable long-term shareholder value.

While our operating results were negatively impacted by COVID-19, our ability to be resilient and adapt quickly to external changes was critical to the preservation of long-term value for our shareholders in spite of the challenges presented by the global pandemic. For the 2020-2021 academic year, as of September 30, 2020, the Company leased 90.3% of its same store owned property beds, as compared to 97.4% as of the same date prior year. The Company’s strategic improvements in recent years to significantly improve the property portfolio quality in terms of proximity to campus positioned the Company for outperformance relative to the broader industry amid the pandemic. As compared to the top 175 markets, as measured and reported by a third-party provider of student housing statistics, the Company’s achievement of same store occupancy of 90.3% and 1.1% average rental rate growth per occupied bed compared to occupancy of 87.7% and rental rate growth of 1.3%, or approximately 2.4 percentage points of revenue outperformance.

A reconciliation of net income to FFO, FFOM and NOI for the year ended December 31, 2020, is contained in the 2020 Annual Report on Form 10-K and in the earnings release furnished on a Current Report on Form 8-K filed on February 23, 2021.

This discussion of the Company, its business and individual measures are used in assessing performance. These measures are discussed in the limited context of the executive compensation program. You should not interpret them as statements of the Company’s expectations or as any form of guidance. We caution you not to apply the statements or disclosures made in this Proxy Statement in any other context.

Compensation Policies and Practices—Good Governance

Consistent with the Company’s commitment to strong corporate governance and responsiveness to shareholders, in 2020 the Board maintained the following compensation policies and practices to drive performance and serve the shareholders’ long-term interests:

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of pre-established performance measures that drive shareholder value	✗ DO NOT base incentive awards on a single performance measure, thereby discouraging unnecessary or excessive risk-taking
✓ DO provide executive officers with the opportunity to earn market-competitive compensation through a mix of cash and equity compensation, with strong emphasis on performance-based incentive awards	✗ DO NOT provide guaranteed minimum payouts or uncapped award opportunities
✓ DO have a robust peer selection process and benchmark executive compensation to target the median of the comparative group of peer companies	✗ DO NOT reprice or permit cash buyouts of underwater stock options
✓ DO require executive officers and directors to own and retain shares of common stock that have significant value to further align interests with shareholders	✗ DO NOT provide accelerated vesting upon a change of control under the 2018 Incentive Award Plan
✓ DO enhance alignment with long-term shareholder value and executive officer retention with 5-year vesting schedules for equity incentive awards earned for prior-year performance	✗ DO NOT provide executive officers with pension or retirement benefits other than pursuant to a 401(k) plan and a deferred compensation plan
✓    DO enable the Board to “claw back” incentive compensation in the event of an accounting restatement due to material non-compliance with financial reporting requirements as a result of misconduct by executive officers
✗ DO NOT permit executive officers or directors to engage in derivative or other hedging transactions in the Company’s securities
✓ DO prohibit new tax gross-up arrangements under anti-tax gross-up policy	✗ DO NOT provide executive officers with excessive perquisites or other personal benefits
✓ DO maintain a Compensation Committee comprised solely of independent directors	✗ DO NOT provide single-trigger change of control benefits
✓ DO engage an independent compensation consultant to advise the Compensation Committee on executive compensation matters and establishing an appropriate peer group	✗ DO NOT permit executive officers and directors to hold the Company's securities in margin accounts or to otherwise pledge the securities to secure loans
2020 Advisory Vote on Executive Compensation and Shareholder Engagement

An advisory vote is submitted to shareholders on an annual basis to approve executive compensation. Our shareholders have consistently supported our executive compensation program. At our 2020 Annual Meeting of Shareholders, 98% of the votes cast were voted in favor of our resolution seeking advisory approval of our executive compensation. Over the last five years, shareholder support for our advisory vote on executive compensation has averaged 94%.

While we have consistently had strong shareholder support for our executive compensation program, the Compensation Committee continues to seek feedback from shareholders on a wide variety of issues, including executive compensation, each year. In 2020, the Company, including directors when appropriate, engaged with investors representing a majority of the shares outstanding.

In addition, the Compensation Committee uses an independent compensation consultant to review the structure of our compensation program, and to assess the effectiveness of our program in aligning executive and shareholder interests.

The Compensation Committee has also continued to evaluate the overall executive compensation program and believes that it is well designed to achieve the objectives of attracting, retaining and motivating talented executives and rewarding superior performance in the context of the business risk environment.

Objectives of the Compensation Program

The Company recognizes that effective compensation strategies are critical to recruiting, incenting and retaining key employees who contribute to long-term success and thereby create value for shareholders. Accordingly, the compensation program is designed to achieve the following primary objectives:
•Attract, retain and motivate talented executives;
•Reward performance that meets or exceeds pre-established Company and tailored individual goals consistent with the Company’s strategic plan, while maintaining alignment with shareholders;
•Provide balanced incentives that discourage excessive risk-taking;
•Retain sufficient flexibility to permit executive officers to manage risk and adjust appropriately to meet rapidly changing market and business conditions;
•Evaluate performance by balancing consideration of those measures management can directly influence with market forces that management cannot control (such as monetary policy and interest rate expectations), but that impact shareholder value;
•Encourage executives to become and remain long-term shareholders of the Company; and
•Maintain compensation and corporate governance practices that support the Company’s goal to deliver sustained, superior returns to shareholders.
Interests of the executive officers and shareholders are aligned by maintaining a performance- and achievement-oriented environment that provides executives with the opportunity to earn market-competitive levels of cash and equity compensation for strong performance measured against key financial and strategic goals that create long-term shareholder value.

Compensation Mix

The executive compensation philosophy promotes a compensation mix that emphasizes variable pay and long-term shareholder value. An emphasis on incentive compensation creates greater alignment with the interests of shareholders, ensures that the business strategy is executed by decision-makers in a manner that focuses on the creation of long-term value rather than only short-term results, and encourages prudent evaluation of risks. Accordingly, the compensation structure is designed such that a significant portion of Named Executive Officers’ total direct compensation is in the form of equity awards granted based on past performance that vest over time.

Pay at Risk

The following diagram illustrates the total direct compensation targets of the CEO and each other active Named Executive Officer for 2020. The charts outline the size, in percentage terms, of the targeted direct compensation elements (at the date of grant) pre-established by the Compensation Committee for performance year 2020. CEO target compensation reflects additional weight on long-term equity incentive compensation because the Compensation Committee believes that, due to his leadership role as Chief Executive Officer, his compensation structure should reflect even greater alignment with shareholders. The dark outer band of the charts reflects the incentive or at-risk performance-based components of compensation (e.g., 86% of the CEO’s 2020 target direct compensation was at-risk performance based).
Elements and Philosophy of the Compensation Program

For 2020, the compensation provided to executive officers consisted of the same elements generally available to non-executive officers: base salary; annual cash incentive compensation; long-term equity incentive compensation; and other perquisites and benefits.

PRINCIPAL ELEMENTS OF PAY
The elements of the Company’s executive compensation program are presented below in summary format.
COMPONENT	FORM	PURPOSE

Base Salary	Cash	Provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within the Company.

Annual Incentive	Performance Cash Award	Reward executives for achieving transactional, operational, financial and strategic objectives.

Long-Term Incentive	Performance Shares (RSAs)	Motivate executives to achieve pre-established financial goals, superior TSR performance and tailored individual goals consistent with the Company’s strategic plan. Provides retention benefits and enhanced shareholder alignment.

Other Benefits and Perquisites	Health, Welfare and Retirement Programs	Executives are generally eligible to participate in the same benefit programs that are offered to non-executive employees. Company benefits are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

Base Salary. The base salary payable to each Named Executive Officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. Base salary is generally targeted to approximate the competitive market median of the peer companies but may deviate from this target based on an individual’s sustained performance, contributions, leadership, experience, expertise and specific roles within the Company as compared to the benchmark data. The Compensation Committee reviews base salaries annually and may make adjustments to better match competitive market levels or to recognize an executive’s professional growth and development or increased responsibilities. The Compensation Committee also considers the success of each executive officer in developing and executing on strategic plans, exercising leadership and creating shareholder value.

In determining base salaries for the Named Executive Officers, the Compensation Committee analyzes base salary information of the peer companies. Although the Compensation Committee periodically considers information from REIT industry and other compensation surveys, it places primary emphasis on publicly available data from the peer companies’ proxy statements and other SEC filings, which is more detailed by individual executive officer position than the data typically provided in compensation surveys.

Annual Cash Incentive Compensation. Named Executive Officers are provided with an annual opportunity to earn cash incentive awards. For each Named Executive Officer, annual cash incentive compensation reflects the achievement of pre-established measures related to transactional, operational, financial and strategic objectives that serve as the underlying assumptions in the Company’s stated earnings guidance such as NOI and rental revenue growth, operating margin improvement, the achievement of targeted development yields, quality external growth, and targeted dispositions. The Compensation Committee also considers each executive’s individual performance, departmental performance, and the overall performance of the Company.

Long-Term Equity Incentive Compensation. The Compensation Committee and the independent members of the Board continually evaluate the long-term incentive plan in the context of the overall executive compensation program, the Company’s business needs and feedback from shareholders. This process includes assessing the level of discretion permitted in evaluating the performance of and objectives achieved by the Named Executive Officers. The Compensation Committee has concluded that a significant portion of each Named Executive Officer’s long-term equity incentive awards will be determined based on the achievement of pre-established quantitative performance metrics that are not subject to Compensation Committee discretion. These specific performance factors are aligned with the Company’s business strategy and current market conditions and are based on objective, quantifiable measures. Such factors include the Company's same store lease-up performance relative to student housing peers, absolute and relative TSR and FFOM per share achieved.

In addition, when assessing the weight that should be placed on discretionary and subjective measures of performance, the Compensation Committee also considers the importance of maintaining flexibility in the evaluation of long-term performance. While measuring performance relative to objective metrics is important and is a key part of the overall long-term incentive program, the Compensation Committee philosophically believes it is important to also assess more intangible accomplishments such as leadership development and overall execution of the Company’s mission and long-term strategic business plan which can include decisions that may impact the ability to meet certain objective metrics. For 2020, the Compensation Committee considered the Company’s performance and achievements despite the extraordinary circumstances of this year resulting from the COVID-19 pandemic. Although the Company cannot control COVID-19, and thus the speed of return to normal business practices, the Compensation Committee believes the Company is well positioned to capitalize on future opportunities, due primarily to the extraordinary efforts of its employees and executive leadership. Another example is the strategic reinvestment in technology and systems. The flexibility permitted in the subjective portion of the compensation program allows management to adjust to meet rapidly changing market and business conditions and to act in the best interests of shareholders to create, and preserve, long-term value for the Company’s stakeholders. Additionally, the Compensation Committee believes that having rigid goals and formulaic determinations of performance for the entire long-term incentive opportunity may increase compensation risk by encouraging a narrow focus that may be inappropriate in light of these industry and strategic considerations.

When evaluating a suitable allocation between such objective and subjective measures of performance, the Compensation Committee concluded that a 50/50 split between a formulaic objective evaluation of performance and a more qualitative subjective evaluation provides the appropriate incentive structure and balance to drive long-term shareholder value and discourage excessive risk-taking.  The Compensation Committee also considered that, as the only publicly traded student housing REIT, the Company is uniquely impacted by different market cycles as compared to other REITs, and in a constantly evolving business environment, certain of the objective performance measures may not be met for a fiscal year due to strategic business decisions made in the interest of long-term shareholder value.  Additionally, the specialized nature of student housing involves a one-time annual lease-up process, managing customer service for a unique tenant base, continually fostering University relationships, and managing an employee base much larger than most companies of similar size due to the need for higher staffing levels (including student Community Assistants) at our properties.  For these reasons, the Compensation Committee deems it important to retain a certain level of discretion in evaluating performance, having the flexibility to discretionarily adjust incentive awards to take into account the Company’s unique and specialized dynamics. The Compensation Committee believes that this 50/50 approach is instrumental in driving consistent, superior total returns to shareholders and limiting risk in the executive compensation program.

Unlike companies that grant equity awards on a prospective basis prior to performance, the Company’s long-term equity incentive plan is retrospective in nature, such that equity awards are granted following the satisfaction of specified performance goals. Similar to annual cash incentive awards, the grant and value of long-term equity incentive awards are approved at the beginning of each fiscal year and determined solely by performance achieved in the preceding fiscal year. If threshold performance has not been achieved with respect to a performance goal for a particular performance period, the portion of the long-term equity incentive awards based on that performance goal is not granted for that period. Therefore, at the time of their grant, long-term equity incentive awards have been fully earned and are not subject to additional performance-based vesting requirements. These awards vest over a five-year period, furnishing retention benefits and creating significant long-term alignment with shareholders by incentivizing each Named Executive Officer to identify and accomplish long-term business objectives that generate value through stock price appreciation and dividend growth.
Because of the retrospective nature of the long-term equity incentive plan and the SEC’s disclosure rules, the 2021 long-term equity incentive awards granted to Named Executive Officers do not appear in the 2020 Summary Compensation Table, but will be reflected in next year’s Summary Compensation Table as RSAs granted in 2021.

Compensation Consultant and Benchmarking

In 2019, the Compensation Committee retained FPL Associates L.P. (“FPL”) as its independent consultant to advise on matters related to compensation levels, program design and the composition of the Company’s peer group. At the time of the engagement, the Compensation Committee reviewed FPL's independence and determined that FPL met the independence criteria under the Compensation Committee charter and that FPL’s engagement raised no conflict of interest.

The Compensation Committee noted that the Company has no publicly traded direct business competitors, particularly when factoring in its specialization in student housing. The Compensation Committee, in consultation with FPL, therefore strove to formulate a peer group of companies that include the following characteristics:

•Industry and business strategy - companies with similar business models, philosophies, and investment criteria.

•Ownership structure - companies organized as publicly traded REITs.

•Size - companies which are similar in size and scope, with the primary measure being total capitalization and leasable units under management.

•Operational intensity - companies with a comparable number of leasing units administered and similar complexity of diverse business activities and geographic reach.

•Complexity - companies engaged in transactions of a similar complex nature, such as development activities, joint ventures, and public/private partnerships.

•Talent - companies that the Company competes with for executive talent.

•Index - companies classified within the FTSE NAREIT Residential Index, as well as relative weighting within the Index.

•Other considerations - companies the Company competes with for investors, or which key analysts and proxy advisory firms name as a peer and which cite us as a peer.

Based on the analysis and considerations provided by FPL, the Compensation Committee determined that the following 16 companies represent the characteristics noted above. In order to ensure the goals outlined above were met, the Compensation Committee evaluated both the characteristics of each individual company as well as the composition of the peer group as a whole. The Compensation Committee also considered the Company’s specialization as the only student housing REIT with unique operational and market cycles, which, unlike the peer group companies, has fundamentals that drive the Company’s success in its business model but do not always correlate to broader macroeconomic trends. Additionally, the Company manages a student housing tenant base that is not directly comparable to the peer companies; as such, its operational characteristics and dynamics are unique. The following companies may individually demonstrate comparability in certain of the criteria noted above, but not in all.

Apartment Investment and Management Company (1)	Federal Realty Investment Trust
AvalonBay Communities, Inc.	Invitation Homes Inc.
Camden Property Trust	Mid-America Apartment Communities, Inc.
CubeSmart	Ryman Hospitality Properties, Inc.
Equity LifeStyle Properties, Inc.	Sun Communities, Inc.
Equity Residential	Tanger Factory Outlet Centers, Inc.
Essex Property Trust, Inc.	UDR, Inc.
Extra Space Storage, Inc.	Weingarten Realty Investors
(1)Removed from the peer group after December 31, 2020 upon the separation of its businesses into two publicly traded companies.

After the peer group was finalized, the Compensation Committee engaged FPL to provide an updated evaluation of the Company’s overall compensation program design, taking into account this peer group. As part of this analysis, FPL provided market data and compensation practice information on this peer group and advised on trends and developments in executive compensation practices and philosophies generally.

In determining 2020 compensation targets for Named Executive Officers, the Compensation Committee considered the competitive positioning of executive compensation levels relative to compensation data for the peer companies with respect to the following components of pay: base salary, cash incentive awards, and long-term equity incentive awards. Consistent with the Company’s compensation philosophy, the Compensation Committee generally targeted the median of the peer companies for each of these components and for total compensation. The executive compensation program was designed to deliver compensation levels above or below these targets if performance exceeded or failed to achieve the goals established for the annual cash and long-term equity incentive awards. The Compensation Committee believes this methodology is appropriate for the Company’s operating style and reflects the need to attract and retain top executive talent.

2020 Executive Compensation

The Compensation Committee considered all of the factors established under the executive compensation program for 2020 and has discretion to consider other relevant factors, although it places the greatest emphasis on the factors noted in the “2020 Base Salary,” “2020 Annual Cash Incentive Awards” and “2020 Long-Term Equity Incentive Awards” sections below.

2020 Base Salary. Following a review of compensation data for peers with substantially similar roles and responsibilities (as described under “Compensation Consultant and Benchmarking”), Messrs. Bayless, Talbot, Perry, and Hopke and Ms. Beese received an increase in base salary for 2020 to generally remain at the market median.

	Base Salary		Year-Over-Year % Change
	2020	2019
William C. Bayless, Jr.	$822,000	$800,000	2.8%
William W. Talbot	$466,700	$453,100	3.0%
Jennifer Beese	$445,600	$432,600	3.0%
Daniel B. Perry	$445,600	$432,600	3.0%
James C. Hopke, Jr.	$488,100	$475,000	2.8%
2020 Annual Cash Incentive Awards. The Compensation Committee set the following threshold, target and maximum cash incentive opportunities for 2020 performance based upon market data from our third-party compensation consultant, individual performance over time, internal pay equity and other factors. These opportunities and the objectives that follow were not amended due to the impact of the COVID-19 global pandemic on the Company’s business.

	Cash Incentive Opportunity
Executive	Threshold	Target	Maximum
William C. Bayless, Jr.	$637,500	$1,275,000	$1,912,500
William W. Talbot	$400,000	$800,000	$1,200,000
Jennifer Beese	$375,000	$750,000	$1,125,000
Daniel B. Perry	$325,000	$650,000	$975,000
James C. Hopke, Jr.	$325,000	$650,000	$975,000
The Company’s 2020 performance with regard to financial metrics measured and the individual and departmental accomplishments of the Named Executive Officers utilized for determining the 2020 annual cash incentive awards were as set forth in the following two tables:

	Goals			Actual
	Threshold	Target	Maximum	Performance

Owned property NOI $	$503.0 million	$507.5 million	$512.2 million	$442.2 million
FFOM $	$335.1 million	$342.1 million	$349.6 million	$275.5 million

Same store NOI growth for full year 2020 compared to 2019	0.0%	0.85%	1.7%	(11.3)%
Same store rental revenue growth for Fall 2020 lease-up	1.5%	2.25%	3.0%	(6.0)%
Same store operating margin	55.0%	55.3%	55.6%	53.7%
Year 1 yields on 2020 developments	n/a	5.4%	n/a	0.5%
Rental revenue growth for 2020 / 2021 academic year for 2019 developments	n/a	3.5%	n/a	2.7%
External growth during 2020 consistent with the Company’s strategic business plan	n/a	n/a	n/a	n/a
Joint ventures and/or dispositions during 2020	$148.0 million	n/a	$148.0 million	$148.0 million

NAMED EXECUTIVE OFFICER		INDIVIDUAL AND DEPARTMENTAL PERFORMANCE ACCOMPLISHMENTS

William C. Bayless, Jr.	•	Provided outstanding leadership, directed the Company's response to COVID-19 and frequently collaborated with the Board during the pandemic.
	•	Refined and enhanced the Company's long-term strategic business plan.
	•	Ensured collaborative stakeholder communication in the midst of changing market dynamics and increased the frequency of communication with shareholders amid the pandemic.
	•	Collaborated with the Board of Directors on ongoing board refreshment efforts that resulted in the addition of three new directors that bring additional diversity of thought and background.
	•	Continued work with the Board of Directors on strategic succession planning, ensuring the breadth and depth of talent at all leadership levels is fully exploited.

William W. Talbot	•	Executed capital recycling activity, which resulted in the closing of $148 million of dispositions.
•
Continued to advance the Company's on and off-campus development pipeline and worked intensively with Walt Disney World® management to address the effects of the pandemic on the Disney College Program development.

•
With Mr. Perry, continued to advance the Company’s Pursue Growth 2030 initiative and associated Strategic Capital Platform and develop relationships with potential institutional and joint venture partners.

Jennifer Beese	•	Successfully completed the annual Fall lease-up of the Company’s entire portfolio amid the COVID-19 disruption, achieving positive same store rental rate growth for the 16th consecutive year (each year since the Company’s IPO) and approximately 90% occupancy.
	•	Maintained the Company's reputation as a great place to live, with a focus on resident satisfaction, including a leadership role in creation, coordination and oversight of the Company's Resident Hardship Program.
•
Implemented the Company’s “Be safe. Be smart. Do your part.TM" program, which integrated enhanced cleaning standards, resident responsibility education and touchless preventive measures across the Company’s portfolio to facilitate the safe return of student residents amidst the pandemic.

Daniel B. Perry	•
Provided effective oversight of the financial effects of the COVID-19 pandemic, including ensuring the Company maintained an adequate liquidity position, communicating with lenders and ratings agencies, and providing timely and robust disclosure to shareholders.

•
With Mr. Talbot, continued to advance the Company’s Pursue Growth 2030 initiative and associated Strategic Capital Platform and develop relationships with potential institutional and joint venture partners.

	•	Advancement of the Company's corporate social responsibility goals and overall ESG program.

James C. Hopke, Jr.	•	Oversaw and provided strategic leadership to the Company's information technology function and Next Gen initiatives.
	•	Advancement of the Company's corporate social responsibility goals and overall ESG program.
	•	Continued the development and implementation of asset management initiatives resulting in significant value creation and operating expense controls.

Due to the impact of COVID-19 on the Company’s business, most of the Company’s financial performance metrics were not met. As the 2020 goals were not amended due to the impact of the COVID-19 global pandemic on the Company’s business, this was anticipated by the Compensation Committee early in 2020. However, the Compensation Committee took significant consideration into account of each executive's individual and departmental accomplishments, emphasizing their role in mitigating the financial impact of the pandemic and preserving shareholder value while maintaining liquidity, acting consistent with the Company’s core values, behaving compassionately with residents, university partners and employees, responding quickly, and taking a leadership role in the student housing industry.

After taking all quantitative factors into account as well as each Named Executive Officer’s individual and department accomplishments, the Compensation Committee determined that the 2020 cash incentive awards are as follows, which, in total, represents 78.6% of target:

		Percent of Target
	Award
William C. Bayless, Jr.	$956,250	75%
William W. Talbot	$600,000	75%
Jennifer Beese	$600,000	80%
Daniel B. Perry	$600,000	92%
James C. Hopke, Jr.	$487,500	75%

2020 Long-Term Equity Incentive Awards. Our program measures performance over a trailing 1- and 3-year period and compensates our executives for performance delivered over this period through a long-term restricted stock grant. To date, the Compensation Committee has determined that the awards will vest over five years, and believes that this is the best way to align performance with payouts, creates long-term shareholder-aligning retentive impacts on our executives, and is in the best interests of shareholders.

As set forth below, 50% of each Named Executive Officer’s annual long-term equity incentive award was based on four pre-established quantitative goals where achievement was not subject to the Compensation Committee’s discretion, and the other 50% was based on the Compensation Committee’s subjective consideration of performance related to pre-established management objectives as well as performance in advancing the Company’s long-term strategic business plan.

Awards are expressed as a fixed dollar amount at threshold, target and maximum levels and, to the extent performance fell between two levels with respect to any quantitative metric, linear interpolation was applied. If actual performance did not meet the threshold requirement, no awards were earned for the applicable metric. If actual performance is above the maximum for a metric, the award is the maximum number for the participant’s opportunity.

Awards are granted in the form of RSAs based on the dollar value of the earned award, which is converted into the number of RSAs based on the closing price of the Company’s common stock on the date of grant.

Similar to the annual cash incentive award opportunity, the Compensation Committee set the following threshold, target and maximum long-term equity incentive opportunities for 2020 performance based upon market data from our third-party compensation consultant, individual performance over time, internal pay equity and other factors. These opportunities and the objectives that follow were not amended due to the impact of the COVID-19 global pandemic on the Company’s business.

	Long-Term Incentive Opportunity
Executive	Threshold	Target	Maximum
William C. Bayless, Jr.	$1,800,000	$3,600,000	$5,400,000
William W. Talbot	$675,000	$1,350,000	$2,025,000
Jennifer Beese	$650,000	$1,300,000	$1,950,000
Daniel B. Perry	$537,500	$1,075,000	$1,612,500
James C. Hopke, Jr.	$537,500	$1,075,000	$1,612,500

		Targets			Actual Performance	Percent of Target
Metric	Weighting	Threshold	Target	Maximum

GOAL 1:
2020 Absolute TSR	10%	4%	8%	12%	(4.4)%	0%

GOAL 2:
2020 Relative TSR vs. MSCI US REIT Index - 3 years(1)	10%	25th percentile	50th percentile	75th percentile	59th percentile	118%

GOAL 3:
2020 FFOM per share-diluted	10%	$2.30	$2.40	$2.45	$1.98	0%

GOAL 4:
2020 same store lease-up performance versus student housing competitive properties	20%	0.5%	1.0%	1.75%	1.1%	107%
Objective Criteria	50%

GOAL 5:
Subjective Criteria	50%	Subject to the determination of the				Varies
		Compensation Committee
	100%
(1)The relative TSR comparison was measured against the total return version of the MSCI US REIT Index (RMS) for the three years ended December 31, 2020.

GOAL 1: Absolute Total Shareholder Return
Why does this measure matter? TSR is the most direct measure of creation and preservation of shareholder value.
Result: The Company delivered TSR of (4.4)% in 2020, which was below the threshold range, resulting in a payout of 0% of target for Goal 1.
GOAL 2: Relative Total Shareholder Return vs. RMS Index
Why does this measure matter? By utilizing a relative measure of TSR performance over a three-year period, the impact of broader market or industry trends that do not directly reflect the Company’s actual performance are mitigated.
Result: TSR of 19.4% for the three years ended December 31, 2020 was in the 59th percentile, which was between the target and maximum levels of the range, resulting in a payout of 118% of target for Goal 2.
GOAL 3: Company Financial Measures — FFOM Per Share
Why does this measure matter? FFO is a common measure of operating performance for REITs because it excludes, among other items, the effect of gains and losses from real estate sales and real estate depreciation and amortization to allow investors, analysts and management to compare operating performance among companies and across time periods on a consistent basis. We also believe it is meaningful to present a measure we refer to as FFOM, which reflects certain adjustments to FFO related to the economic performance of our on-campus participating properties. When calculating FFOM, the Company also excludes property acquisition costs and other non-cash items, as determined in good faith. FFOM is presented because the Company considers it an important supplemental measure of operating performance and believes it is used by securities analysts, investors and other interested parties in the evaluation of the Company’s performance across time periods. A reconciliation of net income to FFO and FFOM for the year ended December 31, 2020, is contained in the Company’s 2020 Annual Report on Form 10-K and in the earnings release furnished on a Current Report on Form 8-K filed on February 23, 2021.
Result: In 2020, the Company achieved FFOM of $1.98 per fully diluted share, which was below the threshold range, resulting in a payout of 0% of target for Goal 3.
GOAL 4: Company Performance - Lease-Up Results Relative to Student Housing Peers
Why does this measure matter? The Company’s results of operations are significantly dependent upon the results of an annual lease-up period, including occupancy levels and rental rate growth achieved. Lease-up performance relative to competitive student housing properties in same store markets is the most direct measure of performance and reduces the influence of external factors on occupancy and rental rate not within management’s control. As the Company has no publicly traded direct business competitors specialized in student housing, this measure compares the Company’s achieved same store rental rate growth and occupancy in its same store markets as of September 30, 2020 versus the average rental rate growth and occupancy achieved by student housing properties located within one-half mile in those same markets, as measured and reported by an independent data provider of student housing statistics.
Result: The Company achieved same store occupancy and rental rate growth that outperformed student housing peers by 1.1 percentage points in the 2020-2021 academic year lease-up as of September 30, 2020, which was between the target and maximum levels of the range, resulting in a payout of 107% of target for Goal 4.
SUMMARY: Objective Criteria
The Named Executive Officers earned awards for two of the four objective metrics which were calculated based on the weighting of each metric as a percent of the long-term incentive opportunity and the level of performance achieved. As discussed above, when 2020 performance fell between two levels with respect to any metric, linear interpolation was applied.
GOAL 5: Individual Performance Under Management Objectives
Established by the Compensation Committee for Named Executive Officers
Goals: Individual objectives relate to areas of special emphasis within the executive’s particular responsibilities and duties, with a particular focus on advancing the Company’s long-term strategic initiatives. Other extraordinary or unusual accomplishments or contributions, in light of the business risk environment, are also considered.
Why does this measure matter? A review of each Named Executive Officer’s annual accomplishments, both individually and respectively in relation to Company-wide accomplishments, enables the Compensation Committee to evaluate the specific contributions of the Named Executive Officer to the Company’s success and more closely link pay to performance.
Result: As determined by the Compensation Committee, each Named Executive Officer achieved maximum or between the target and maximum performance with respect to the tailored individual objectives designed to advance the Company’s long-term strategic initiatives, which represented 50% of the long-term equity incentive award opportunity. The significant accomplishments considered by the Compensation Committee in determining the subjective individual performance component of the Named Executive Officers’ 2020 awards are discussed below.

NAMED EXECUTIVE OFFICER		STRATEGIC INITIATIVE ADVANCEMENTS

William C. Bayless, Jr.	•	Led the Company with swift and decisive action through the COVID-19 pandemic.
	•	Reinforced the Company’s culture of excellence, collaboration and compassion to all stakeholders including team members, residents and university partners.
	•	Advanced the Company’s NextGen software and business intelligence initiatives by improving the sophistication of product development, pricing strategies, market research and investment strategies.
	•	Energized American Campus brand recognition, providing thought leadership to the student housing industry and to the Company’s university partners during the pandemic.
	•	Increased frequency of meetings with key stakeholders, Board members, employees, equity and fixed income investors and research analysts to convey the operational impacts and the Company’s strategy to navigate unprecedented disruption caused by the pandemic.

William W. Talbot	•	Oversaw the Company’s development pipeline, including a $615 million, 10,440-bed housing project for college students participating in the Disney College Program, which will be delivered in multiple phases through 2023.
	•	Continued to expand the Company's successful public-private partnership business with university clients.
	•	Developed a detailed investment strategy for programmatic joint ventures including disciplined investment strategy criteria, market selection and investment parameters.

Jennifer Beese	•	With Mr. Hopke, oversaw and actively participated in the development of the Company's NextGen systems initiatives which resulted in significant capability improvements to the operating platform.
	•	Implemented the Company's COVID-19 response as detailed above among the Company’s on-site personnel and residents.
	•	Led the Company's best-in-class property operations, marketing and leasing, and human resource teams.

Daniel B. Perry	•	Employed a prudent balance sheet management strategy to address the liquidity and capital needs of the Company amid the uncertain COVID-19 environment including the completion of two $400 million 10-year unsecured bond issuances.
	•	With Mr. Hopke and the Investor Relations team, advanced the Company's ESG initiatives, completing detailed assessments, peer benchmarking, initial data collection procedures and expansion of disclosure.
	•	Made further improvements to the corporate budget process, employing robust productivity analytics and other statistical analysis to facilitate executive review.

James C. Hopke, Jr.	•
Successfully led the Company's Technology Steering Committee, including working with Ms. Beese to implement significant improvements to the Company's operating platform through the development of NextGen systems.

	•	With Mr. Perry and the Investor Relations team, advanced the Company's ESG initiatives, completing detailed assessments, peer benchmarking, initial data collection procedures and expansion of disclosure.
	•	Collaborated with the Company's information technology and internal audit teams to advance initiatives related to assessing and, where applicable, aligning with new and evolving data privacy and security regulations, including cybersecurity.

For quantitative goals 1 through 4, after applying their respective weights, a payout of 66.3% of target in total for those four goals was earned. Goal 5 was earned at approximately 123% for our CEO and 150% for our other NEOs due to their strong organizational, operational, financial, and strategic leadership during the COVID-19 pandemic.

As a result of evaluating the achievement of the quantitative performance metrics and each executive's advancement of the strategic initiatives outlined above and their performance during the COVID-19 pandemic, the Compensation Committee determined that the 2020 long-term equity incentive awards are as follows, which, in total, represents 102.3% of target:

Award
William C. Bayless, Jr.	$3,400,000
William W. Talbot	$1,459,800
Jennifer Beese	$1,405,733
Daniel B. Perry	$1,162,433
James C. Hopke, Jr.	$1,162,433

SUPPLEMENTAL COMPENSATION TABLE REFLECTING THE RETROSPECTIVE LONG-TERM INCENTIVE PLAN
The table below sets forth total direct compensation (base salary + annual cash incentive award + long-term equity incentive award) of each active Named Executive Officer for 2020, 2019 and 2018, consistent with the manner in which the Compensation Committee evaluates executive compensation and pay-for-performance alignment. This table differs from compensation reported in the 2020 Summary Compensation Table in that it reflects the value of Named Executive Officers’ long-term equity incentive awards in the performance year for which they were earned, rather than the year in which they were granted (e.g., long-term equity incentive awards granted in January 2021 for 2020 performance are shown in the table below as 2020 compensation). While compensation reported in the 2020 Summary Compensation Table is useful, the SEC’s disclosure rules do not take into account the retrospective nature of the Company’s executive compensation program and therefore create a one-year lag between the value of Named Executive Officers’ long-term equity incentive awards and the performance year for which they were earned (e.g., long-term equity incentive awards granted in January 2021 for 2020 performance will not be shown in the Summary Compensation Table until the 2022 Proxy Statement as 2021 compensation). This table supplements, and does not replace, the 2020 Summary Compensation Table.

Name	Performance Year	Salary	Annual Cash Incentive Award	Value of Long-Term Equity Incentive Award	Total Direct Compensation(1)
William C. Bayless, Jr.	2020	$822,000	$956,250	$3,400,000	$5,178,250
	2019	800,000	1,275,000	4,532,400	6,607,400
	2018	790,500	1,100,000	3,230,000	5,120,500

William W. Talbot	2020	$466,700	$600,000	$1,459,800	$2,526,500
	2019	453,100	800,000	1,699,650	2,952,750
	2018	394,000	625,000	1,070,000	2,089,000

Jennifer Beese	2020	$445,600	$600,000	$1,405,733	$2,451,333
	2019	432,600	750,000	1,636,700	2,819,300
	2018	360,500	600,000	980,000	1,940,500

Daniel B. Perry	2020	$445,600	$600,000	$1,162,433	$2,208,033
	2019	432,600	650,000	1,353,425	2,436,025
	2018	360,500	550,000	980,000	1,890,500

James C. Hopke, Jr.	2020	$488,100	$487,500	$1,162,433	$2,138,033
	2019	475,000	650,000	1,353,425	2,478,425
	2018	463,500	550,000	1,260,000	2,273,500
(1)Total direct compensation consists of base salary, annual cash incentive awards and long-term equity incentive awards for the respective performance year. It does not include amounts shown in the “All Other Compensation” column of the 2020 Summary Compensation Table.

Other Benefits and Perquisites
The Company’s executive compensation program focuses on the elements described above, with extremely limited provision of perquisites. The Named Executive Officers are generally eligible to participate in the same benefit programs offered to other employees. We believe these benefits are competitive with overall market practices.
Severance Benefits
The Named Executive Officers are entitled to receive severance benefits under existing agreements upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Internal Revenue Code). Generally, these severance arrangements support executive retention and continuity of management and provide replacement income if an executive is terminated involuntarily other than for cause.
None of the Company’s executive officers are entitled to severance benefits solely upon a change of control of the Company. Although longstanding legacy arrangements with Messrs. Bayless and Hopke provide certain tax gross-ups with respect to payments made in connection with a change of control, consistent with the Company’s commitment to strong corporate governance and responsiveness to shareholders, the Board subsequently adopted a policy prohibiting tax gross-up arrangements, which formalized the Company’s existing practice of not entering into new tax gross-up arrangements with executive officers. This policy was filed on a Current Report on Form 8-K on April 27, 2010.
Policy with Respect to the $1 Million Deduction Limit
Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers. To the extent compensation does not qualify for deduction under section 162(m), a larger portion of shareholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe section 162(m) will materially affect the taxability of shareholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each shareholder. For these reasons, the Compensation Committee’s compensation policy and practices are not directly governed by section 162(m).
Employment Agreements
The Company has entered into employment agreements with certain key employees, including all of the Named Executive Officers, when the Compensation Committee determines an employment agreement is desirable for the Company to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the Compensation Committee determines an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at the Company with respect to other similarly situated employees. These employment agreements are more fully described below under “Employment Contracts” and “Potential Payments Upon Termination or Change in Control.”
Policy Regarding Clawbacks to Recoup Compensation
If the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then the Compensation Committee may require the Named Executive Officers to repay to the Company “Excess Compensation,” which is defined as that part of the annual cash bonus and long term equity incentive compensation received by that officer during the two-year period preceding the publication of the restated financial statement that the Compensation Committee determines was in excess of the amount that such officer would have received had such compensation been calculated based on the financial results reported in the restated financial statements.
The Compensation Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Excess Compensation and how much Excess Compensation to recoup from individual officers (which need not be the same amount or proportion for every officer), including any conclusion by the Compensation Committee that an officer engaged in wrongdoing or committed grossly negligent acts or omissions. The amount and form of the compensation to be recouped will be determined by the Compensation Committee in its discretion, and recoupment of compensation paid as annual cash bonuses or long term incentives may be made, in the Compensation Committee’s discretion, through cancellation of vested or unvested restricted stock awards and/or cash repayment.
Deferred Compensation Plan
Effective January 1, 2015, the Compensation Committee established a deferred compensation plan for the benefit of senior officers, directors and other key employees in which the participant may elect to defer cash compensation and/or equity awards granted under share incentive plans. A participant has a fully vested right to his or her cash deferral amounts and the vested deferred equity awards.
Risk Considerations
In establishing and reviewing the executive compensation program, the Compensation Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. The majority of compensation provided to the executive officers is in the form of equity awards which typically vest over a period of five years and further align executives’ interests with those of shareholders. The Compensation Committee believes that by structuring the program such that a considerable amount of the wealth of executives is tied to the Company’s long-term health, it avoids the type of disproportionately large short-term incentives which could encourage executives to take risks not in the Company’s long-term interests. We believe this combination of factors encourages executives and other employees to manage the Company in a prudent manner.

Summary Compensation Table
The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the three years ended December 31, 2020, 2019 and 2018. The Company has entered into employment agreements with each of the Named Executive Officers. Such employment agreements are described below under “Employment Contracts.”

					Non-Equity
Name and Principal				Stock	Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards (1)	Compensation(2)	Compensation		Total

William C. Bayless, Jr.	2020	$822,000	$—	$4,532,400	$956,250	$564,792	(3)	$6,875,442
Chief Executive	2019	800,000	—	3,230,000	1,275,000	497,845	(4)	5,802,845
Executive Officer	2018	790,500	—	2,325,000	1,100,000	457,498	(5)	4,672,998

William W. Talbot	2020	$466,700	$—	$1,699,650	$600,000	$170,133	(3)	$2,936,483
Executive Vice President,	2019	453,100	—	1,070,000	800,000	137,358	(4)	2,460,458
Chief Investment Officer	2018	394,000	—	765,000	625,000	120,217	(5)	1,904,217

Jennifer Beese	2020	$445,600	$—	$1,636,700	$600,000	$137,637	(3)	$2,819,937
Executive Vice President,	2019	432,600	—	980,000	750,000	96,994	(4)	2,259,594
Chief Operating Officer	2018	360,500	—	700,000	600,000	73,112	(5)	1,733,612

Daniel B. Perry	2020	$445,600	$—	$1,353,425	$600,000	$131,994	(3)	$2,531,019
Executive Vice President,	2019	432,600	—	980,000	650,000	103,791	(4)	2,166,391
Chief Financial Officer,	2018	360,500	—	700,000	550,000	81,160	(5)	1,691,660
Treasurer and Secretary

James C. Hopke, Jr.	2020	$488,100	$—	$1,353,425	$487,500	$158,206	(3)	$2,487,231
President	2019	475,000	—	1,260,000	650,000	140,271	(4)	2,525,271
	2018	463,500	—	850,000	550,000	113,136	(5)	1,976,636

(1)The dollar amount recognized for the following awards of shares were valued at the aggregate grant date fair value of awards granted in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in note 11 to the Company’s audited financial statements for the year ended December 31, 2020, included in the annual report on Form 10-K for the year ended December 31, 2020.

	2018 (a)	2019 (b)	2020 (c)
William C. Bayless, Jr.	58,995	73,326	96,148
William W. Talbot	19,411	24,291	36,055
Jennifer Beese	17,762	22,247	34,720
Daniel B. Perry	17,762	22,247	28,711
James C. Hopke, Jr.	21,568	28,604	28,711
(a)Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2018 based on achievement of goals determined in January 2017.
(b)Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2019 based on achievement of goals determined in January 2018.
(c)Includes the portion of annual bonus paid in RSAs and long-term incentive compensation as determined by the Compensation Committee in January 2020 based on achievement of goals determined in January 2019.
(2)Reflects the cash portion of annual bonuses per respective year as noted.

(3)Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$98,700	$461,217	$4,875
William W. Talbot	7,144	158,211	4,778
Jennifer Beese	—	137,637	—
Daniel B. Perry	—	127,119	4,875
James C. Hopke, Jr.	—	153,826	4,380
(4)Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$98,175	$394,911	$4,759
William W. Talbot	7,106	125,502	4,750
Jennifer Beese	—	96,994	—
Daniel B. Perry	—	99,042	4,749
James C. Hopke, Jr.	—	136,004	4,267
(5)Includes the following:

	Dividends on Common Units	Dividends on Unvested RSAs	401(k) Matching Contributions
William C. Bayless, Jr.	$95,550	$357,323	$4,625
William W. Talbot	6,916	108,676	4,625
Jennifer Beese	—	73,112	—
Daniel B. Perry	—	76,535	4,625
James C. Hopke, Jr.	—	108,980	4,156

Grants of Plan Based Awards
The following table sets forth certain information with respect to RSAs granted during the year ended December 31, 2020, for each Named Executive Officer with respect to annual bonus and long-term incentive compensation, all of which were granted under the 2018 Incentive Award Plan. No options or other securities were granted during the year ended December 31, 2020.

									All Other	Grant
									Stock	Date Fair
									Awards:	Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Stock and
	Grant Date		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			of	Option
Name			Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Awards (3)

William C.	1/28/2021	(1)	—	$719,250	$1,644,000	—	—	—	—	n/a
Bayless, Jr.	1/24/2020	(2)	—	—	—	—	—	—	96,148	$4,532,400

William W.	1/28/2021	(1)	—	$408,363	$933,400	—	—	—	—	n/a
Talbot	1/24/2020	(2)	—	—	—	—	—	—	36,055	$1,699,650

Jennifer	1/28/2021	(1)	—	$389,900	$891,200	—	—	—	—	n/a
Beese	1/24/2020	(2)	—	—	—	—	—	—	34,720	$1,636,700

Daniel B.	1/28/2021	(1)	—	$389,900	$891,200	—	—	—	—	n/a
Perry	1/24/2020	(2)	—	—	—	—	—	—	28,711	$1,353,425

James C.	1/28/2021	(1)	—	$427,088	$976,200	—	—	—	—	n/a
Hopke, Jr.	1/24/2020	(2)	—	—	—	—	—	—	28,711	$1,353,425
(1)Information for annual bonus program for which the target award was 50% to 125% of base salary for achieving the stated objectives and the maximum award is up to 200% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments, in each case subject to the discretion of the Compensation Committee to determine the appropriate level of incentive compensation based on individual performance, Company performance and other items the Committee may deem important. The Committee did not use pre-set thresholds or multiples to determine awards under the long-term incentive compensation program.
(2)RSAs granted in January 2020 for performance in 2019. Vest in five equal annual installments beginning on February 28 of the year following the year of grant.
(3)The base price is equal to the closing price of the Company’s common stock on the grant date.

Employment Contracts
As of December 31, 2020, the Company had employment agreements in effect with each Named Executive Officer (Messrs. Bayless, Talbot, Perry and Hopke and Ms. Beese) providing that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in the executive compensation and benefit programs. The employment agreements in effect on December 31, 2020 with the executive officers provided for Mr. Bayless to serve as a member of the Board and as Chief Executive Officer, Mr. Talbot to serve as Executive Vice President and Chief Investment Officer, Ms. Beese to serve as Executive Vice President and Chief Operating Officer, Mr. Perry to serve as Executive Vice President and Chief Financial Officer and Mr. Hopke to serve as President.
The employment agreements provide for the following:
•Annual base salaries, subject in each case to increases in accordance with the Company’s normal executive compensation practices;
•Eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that a formal annual bonus plan is in place for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary); and
•Participation in other employee benefit plans applicable generally to executives.
Additionally, the Company has entered into non-competition agreements with Messrs. Bayless, Talbot, Perry and Hopke and Ms. Beese in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with the Company, if any.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information with respect to the market value as of December 31, 2020, of all unvested RSAs held by each named executive officer as of December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested
William C. Bayless, Jr.	229,486	$9,815,116
William W. Talbot	79,243	$3,389,223
Jennifer Beese	69,677	$2,980,085
Daniel B. Perry	63,910	$2,733,431
James C. Hopke, Jr.	76,643	$3,278,021
(1)Vest in five equal annual installments beginning on February 28 in the year following the year of grant.

Awards Vested
The following table sets forth certain information with respect to RSAs vested during 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting

William C. Bayless, Jr.	63,369 (1)	$2,752,757
William W. Talbot	19,646 (2)	853,439
Jennifer Beese	14,136 (3)	614,080
Daniel B. Perry	14,827 (4)	644,079
James C. Hopke, Jr.	20,716 (5)	899,907
(1)Of these shares, 24,936 shares were withheld to satisfy related tax liabilities.
(2)Of these shares, 7,731 shares were withheld to satisfy related tax liabilities.
(3)Of these shares, 5,563 shares were withheld to satisfy related tax liabilities.
(4)Of these shares, 5,835 shares were withheld to satisfy related tax liabilities.
(5)Of these shares, 6,674 shares were withheld to satisfy related tax liabilities.

Potential Payments upon Termination or Change in Control
The following summarizes the compensation payable to each named executive officer under the applicable employment agreement in the event of a termination of such executive’s employment.
Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case the executive will be entitled to payment of base salary through the effective date of termination, plus all other benefits to which the executive has a vested right at that time. Additionally, each employment agreement provides that the executive may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by the Company in the nature of the executive’s employment without their express written consent; the requirement that the executive be based at a location at least 50 miles further than from his current principal location of employment; the Company’s failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and the Company’s breach of any material provision of the employment agreement.
The employment agreements provide that, if the Company terminates an executive’s employment without “cause” or the executive terminates employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to execution and non-revocation of a general release of claims:
•A cash payment equal to 299% for Mr. Bayless and 100% for Messrs. Talbot, Perry and Hopke and Ms. Beese, in each case times the sum of his or her then-current annual base salary plus the average annual cash bonus paid or payable in respect of the three years immediately prior to the year of termination;
•A prorated cash bonus for the year in which the termination occurs equal to the greater of (i) the annual cash bonus paid or payable in respect to the year immediately prior to the year in which the termination occurs or (ii) the target cash bonus for the year in which the termination occurs;
•Health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer;

•All of the executive’s RSAs vest; and
•Excise tax equalization payments for Messrs. Bayless and Hopke.
The amounts set forth in the table below represent the compensation payable to each named executive officer under the respective employment agreement in the event of a termination of such executive’s employment. The amounts shown assume such termination was effective as of December 31, 2020, and therefore include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s termination.

Name	Benefit	Without Cause or For Good Reason
William C. Bayless, Jr.	Severance payment	$3,568,197
	RSA vesting	9,815,116
	Bonus	956,250
	Health benefits	27,480
	Excise tax equalization payments	—
		$14,367,043

William W. Talbot	Severance payment	$1,141,700
	RSA vesting	3,389,223
	Bonus	600,000
	Health benefits	40,094
	Excise tax equalization payments	—
		$5,171,017

Jennifer Beese	Severance payment	$1,095,600
	RSA vesting	2,980,085
	Bonus	600,000
	Health benefits	25,698
	Excise tax equalization payments	—
		$4,701,383

Daniel B. Perry	Severance payment	$1,045,600
	RSA vesting	2,733,431
	Bonus	600,000
	Health benefits	40,094
	Excise tax equalization payments	—
		$4,419,125

James C. Hopke, Jr.	Severance payment	$1,050,600
	RSA vesting	3,278,021
	Bonus	487,500
	Health benefits	40,094
	Excise tax equalization payments	—
		$4,856,215

Pursuant to the employment agreements with Messrs. Bayless, Talbot, Perry and Hopke and Ms. Beese, if an executive’s employment is terminated without cause or the executive terminates employment for good reason, retirement, death or disability, all of the executive’s RSAs will vest. “Disability” is defined as any physical or mental disability or infirmity that prevents the performance of the executive’s duties for a period of (i) six consecutive months or (ii) an aggregate of 12 months in any 24 consecutive month period. Any question as to the existence, extent or potentiality of an executive’s disability upon which the Company and the executive cannot agree will be determined by a qualified, independent physician selected by us and approved by the executive (which approval will not be unreasonably withheld), with the determination of any such physician being final and conclusive. “Retirement” is defined as a termination of employment other than for cause, disability or death, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full years of the executive’s employment and other business relationships with the Company or its predecessors and (ii) the executive’s age on the date of termination; provided that (x) the executive’s employment by (or other business relationships with) the Company and any of its predecessors have continued for a period of at least 120 contiguous full months at the time of termination and, on the date of termination, the executive is at least 50 years old; (y) the executive gives at least six months’ prior written notice to the Company of his or her intention to retire; and (z) the noncompetition agreement remains in full force and effect and the executive enters into a general release of all claims in a form that is reasonably satisfactory to the Company. Under this formula, Messrs. Bayless and Hopke became eligible for retirement in 2014 and 2016, respectively, Ms. Beese will become eligible for retirement in 2023, and Messrs. Talbot and Perry will become eligible for retirement in 2024.
The values of the RSAs for which vesting would accelerate for such a termination as of December 31, 2020, based on a closing price of $42.77 on December 31, 2020, are as follows: Mr. Bayless-$9,815,116, Mr. Talbot-$3,389,223, Ms. Beese-$2,980,085, Mr. Perry-$2,733,431 and Mr. Hopke-$3,278,021.
Nonqualified Deferred Compensation
Effective January 1, 2015, the Compensation Committee established a deferred compensation plan for the benefit of senior officers, directors and other key employees in which the participant may elect to defer cash compensation and/or vested equity awards granted under the Company’s share incentive plans. A participant has a fully vested right to his or her cash deferral amounts and the vested deferred share awards.
The following table provides certain information regarding contributions to, withdrawals from and earnings in the deferred compensation plan as of December 31, 2020:

	Executive Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
William C. Bayless, Jr.	$—	$—	$—	$—
William W. Talbot	23,335	25,621	—	186,374
Jennifer Beese			—	—
Daniel B. Perry		4,883	—	20,147
James C. Hopke, Jr.	169,459	(12,646)	—	659,400

(1)    Credited to the participant’s account is an amount equal to the amount designated as the participant’s deferral for the plan year as indicated in the participant’s deferral election. Amounts reported in this column represent compensation they elected to defer, which amounts are included in various compensation columns of the Summary Compensation Table.
(2)    Aggregate earnings in 2020 represent the income and net unrealized gain or loss reported by the trustee of the deferred compensation plan. Earnings on the deferred compensation plan do not include contributions by the Company or the Named Executive Officer, were at market rates available to other investors, and are not included in the Summary Compensation Table.

Equity Compensation Plan
The following table summarizes information, as of December 31, 2020, relating to the Company’s equity compensation plans pursuant to which grants of options, RSAs and other rights to acquire common stock may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,192,374 (1)	n/a	2,670,759
Equity compensation plans not approved by security holders	n/a	n/a	n/a

(1)Consists of RSAs granted to executive officers and certain employees and common units of limited partnership interest in the Company’s operating partnership.
CEO Compensation Pay Ratio
For 2020, the total compensation of the Company’s CEO as reported in the Summary Compensation Table was $6,875,442 and total compensation for the median employee was $32,007. The resulting ratio of the CEO’s pay to the pay of the median employee for the year ended December 31, 2020 was 215 to 1.  The CEO to median pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K.  The Company calculated annual total compensation for the median employee using the same methodology it uses for its named executive officers as set forth in the Summary Compensation Table. To identify the Company’s median employee, we evaluated our employee population as of October 31, 2020, and included all full-time, part-time, seasonal, and temporary workers employed as of that date.
Please keep in mind that under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling.  In addition, no two companies have identical employee populations or compensation programs.  As such, the Company’s pay ratio may not be comparable to the pay ratio reported by other companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company is not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

QUESTIONS AND ANSWERS

Q:    What am I voting on?
A:    Election of ten directors to hold office for a one-year term, ratification of Ernst & Young LLP as the Company’s independent auditors for 2021 and approval of an advisory vote on executive compensation.

Q:    Who is entitled to vote?
A:    Shareholders as of the close of business on March 8, 2021 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:    How do I vote?
A:    Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees, in favor of the ratification of Ernst & Young LLP as the Company’s independent auditors for 2021 and in favor of approval, on an advisory basis, of the compensation of the named executive officers. You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to the Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting. In each case, the later submitted votes will be recorded and the earlier votes revoked. If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

Under New York Stock Exchange rules, the proposal to ratify the appointment of independent registered public accountants is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the meeting.

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement.

Q:    Is my vote confidential?
A:    Yes. Proxy cards, ballots and voting tabulations that identify individual shareholders are confidential. Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card. Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:    Who will count the vote and how are votes counted?
A:    All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions. In order to be elected as a director, a nominee must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For election of directors, abstentions and broker non-votes will not affect the vote outcome. In order for Ernst & Young LLP to be ratified as the Company’s independent auditors for 2021 and for the advisory vote on executive compensation to be approved, the respective proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present. For ratification of the independent auditors for 2021, an abstention will have the same effect as an “Against” vote and, as this is a routine matter, there will not be any broker non-votes. For approval of the advisory vote on executive compensation, an abstention will have the same effect as an “Against” vote, but a broker non-vote will not affect the vote outcome. “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:    What constitutes a quorum?
A:    As of the record date for the Annual Meeting, 137,865,792 shares of common stock were issued and outstanding, as well as 1,218,480 unvested restricted stock awards entitled to be voted by employees. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:    Who can attend the Annual Meeting?
A:    All shareholders of record as of March 8, 2021 can attend.

Q:    Who pays for this proxy solicitation?
A:    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the Company’s common stock in their names that are beneficially owned by others to forward to these beneficial owners. Persons representing beneficial owners may be reimbursed for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by the Company’s directors, officers or employees. The Company will not pay any additional compensation to directors, officers or employees for such services.

PROPOSAL 1 –
ELECTION OF DIRECTORS

The Board recommends you vote FOR each of the nominees listed.
ELECTION OF DIRECTORS
There are currently 11 directors on the Board, William C. Bayless, Jr., Herman E. Bulls, G. Steven Dawson, Cydney C. Donnell, Mary C. Egan, Alison M. Hill, Craig E. Leupold, Edward Lowenthal, Oliver Luck, C. Patrick Oles, Jr. and John T. Rippel, each of whom has been nominated for re-election to the Board, except for Mr. Lowenthal, who will be retiring from the Board effective as of the Annual Meeting. The employment agreement with Mr. Bayless provides that he will be nominated as a director. See “Executive Compensation – Employment Contracts” for additional information. Messrs. Bulls and Leupold and Ms. Hill were identified by the Company and appointed to the Board in January 2021 following constructive discussions the Company held with Land & Buildings. See “Governance of the Company - Shareholder Outreach, Engagement and Communication.” The Board of Directors elected at the Annual Meeting will hold office for a one-year term.
All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable to act as director. However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.
Directors are elected by a majority of the votes cast at the Annual Meeting. Each share of common stock is entitled to one vote for each of the ten director nominees. Cumulative voting is not permitted.
Consideration of Director Nominees
The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of the Company’s common stock. Nominations must be addressed to Chair of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 12700 Hill Country Blvd., Suite T-200, Austin, Texas 78738, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director. In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in the Company’s bylaws.
The Chair of the Board, the Chief Executive Officer or the Board of Directors may call a special meeting of the shareholders. A special meeting of shareholders will be called upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in the Company’s bylaws.
The committee considers nominees for the Board from any reasonable source, including current Board members, shareholders or other persons.
Each of the current directors (other than Mr. Lowenthal, who is retiring from the Board effective as of the Annual Meeting) has been nominated for election as director at the 2021 Annual Meeting.

PROPOSAL 2 –
RATIFICATION OF THE SELECTION OF THE INDEPENDENT AUDITORS

The Audit Committee, which has the sole authority to retain the Company's independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2021.

Ratification of the Selection of the Independent Auditors
The Audit Committee has reappointed Ernst & Young LLP as the Company’s independent auditors for 2021. The Board recommends that shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.
AUDIT COMMITTEE INFORMATION
Report of the Audit Committee
The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor the Company’s financial reporting process and internal control system, and is directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. The Audit Committee also evaluates, on an annual basis, whether it is in the best interests of shareholders to reengage Ernst & Young as the Company’s independent auditors, and is involved in the selection of the engagement partner in accordance with the mandated Public Company Accounting Oversight Board (“PCAOB”) partner rotation rules. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter, which is available on the investor relations section of the Company’s website at www.AmericanCampus.com.
Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Company’s Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed the Company’s earnings releases with management.
During 2020, the Audit Committee met with management and the Company’s independent auditors and internal auditor periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee also discussed with management and the Company’s independent auditors and internal auditor the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer that are required for certain of the Company’s filings with the Securities and Exchange Commission.
Ernst & Young LLP, the Company’s independent auditors, is responsible for auditing the Company’s financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.
In evaluating the appropriateness of engaging Ernst & Young as the Company’s independent auditors, the Audit Committee considers a number of factors including, but not limited to:  (i) Ernst & Young’s relevant technical expertise and its significant institutional knowledge of the Company’s operations and industry; (ii) the quality and candor of Ernst & Young’s communications with the Audit Committee and management; (iii) Ernst & Young’s independence, including the consideration of any non-audit services provided by Ernst & Young and their impact on independence; (iv) the quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance, objectivity and professional skepticism; (v) external data on audit quality and performance, including recent PCAOB reports on Ernst & Young and its peer firms; (vi) the appropriateness of Ernst & Young’s fees; and (vii) Ernst & Young’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.  Ernst & Young has served as the Company’s independent auditors since 2004.  Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as independent auditors for 2021 is in the best interests of the Company and its shareholders.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into the Company’s Annual Report on Form 10-K.
This Audit Committee report is given by the following members of the Audit Committee as of December 31, 2020:
G. Steven Dawson, Chair
C. Patrick Oles, Jr.
John T. Rippel

Independent Auditor Fees
The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2020 and 2019 by the Company’s principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2020	2019

Audit Fees (2)	$2,060,000	$1,640,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (3)	7,200	3,620
Total	$2,067,200	$1,643,620
(1)All such services were pre-approved by the Audit Committee.
(2)Fees for audit services billed in 2020 and 2019 included the following: (i) audit of the Company’s annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including issuances of comfort letters, consents and other services.
(3)All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to the Company by the independent auditors. The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor. Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the Audit Committee has authorized the committee’s Chair to approve the provision by the Company’s independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law. Each decision made by the Audit Committee Chair will be reported to the full Audit Committee at its next meeting.
In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.
In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

PROPOSAL 3 –
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recommends that you vote FOR approval of the advisory vote on executive compensation.
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Act enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” these executive compensation programs are designed to attract, motivate and retain executives who have the motivation, experience and skills necessary to lead the Company effectively. Under these programs, named executive officers are rewarded for the achievement of specific performance measures that are directly related to financial performance goals and creation of shareholder value. Please read the “Compensation Discussion and Analysis” for additional details about the Company’s executive compensation programs, including information about the 2020 compensation of the named executive officers.
Shareholders approved the Company’s executive compensation at the 2020 Annual Meeting of Shareholders. The Compensation Committee continually reviews the compensation programs for the named executive officers to ensure they achieve the desired goals of aligning executive compensation structure with shareholders’ interests and current market practices. As a result of its review process, the Compensation Committee:
•Provides a significant portion of each executive’s compensation as variable compensation in a pay-for-performance setting through a combination of cash bonuses and equity-based grants;
•Provides a significant portion of total compensation as non-cash compensation in the form of long-term equity-based awards to more closely align the interests of executives with those of shareholders and to maximize retention insofar as all equity-based awards are subject to time-based vesting; and
•Uses long-term compensation, payment of annual bonuses in part in shares, clawbacks, and a variety of performance metrics to closely tie executives’ wealth to the Company’s long-term health.
The Company is asking shareholders to indicate their support for named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Board will ask shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Company will consider shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the meeting.

SHAREHOLDER PROPOSALS
Any shareholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2022 must be received no later than December 31, 2021. A shareholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors – Consideration of Director Nominees.” No formal proposals were received during 2020 from shareholders that were not subsequently withdrawn.
2020 ANNUAL REPORT
The Company’s Annual Report to Shareholders is being mailed to shareholders along with this Proxy Statement. The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission, are on the Company’s website at www.AmericanCampus.com and available without charge to shareholders upon writing to the Company’s corporate secretary. Neither the Annual Report to Shareholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.
By Order of the Board of Directors,

/s/ Daniel B. Perry
DANIEL B. PERRY
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Austin, Texas
March 17, 2021

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of Directors for a one-year term expiring at the 2022 Annual Meeting of Shareholders
	1a.	William C. Bayless, Jr.	☐	For	☐	Against	☐	Abstain
	1b.	Herman E. Bulls	☐	For	☐	Against	☐	Abstain
	1c.	G. Steven Dawson	☐	For	☐	Against	☐	Abstain
	1d.	Cydney C. Donnell	☐	For	☐	Against	☐	Abstain
	1e.	Mary C. Egan	☐	For	☐	Against	☐	Abstain
	1f.	Alison M. Hill	☐	For	☐	Against	☐	Abstain
	1g.	Craig A. Leupold	☐	For	☐	Against	☐	Abstain
	1h.	Oliver Luck	☐	For	☐	Against	☐	Abstain
	1i.	C. Patrick Oles, Jr.	☐	For	☐	Against	☐	Abstain
	1j.	John T. Rippel	☐	For	☐	Against	☐	Abstain

2.	Ratification of Ernst & Young as our independent auditors for 2021	☐	For	☐	Against	☐	Abstain
3.	To provide a non-binding advisory vote approving the Company’s executive compensation program	☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change or Comments? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

AMERICAN CAMPUS COMMUNITIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, April 28, 2021
4:00 p.m. Central Time
12700 Hill Country Boulevard, Suite T-200
Austin, Texas 78738

Important notice regarding the Internet availability of
proxy materials for the Annual Meeting of Shareholders

The Proxy Statement and the 2020 Annual Report to Shareholders are available in the Investor Relations section of our website at www.AmericanCampus.com under “SEC Filings”

American Campus Communities, Inc. 12700 Hill Country Boulevard, Suite T-200 Austin, TX 78738	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 28, 2021.
If no choice is specified, the proxy will be voted as the Board recommends on Items 1, 2 and 3.
The undersigned hereby appoints William C. Bayless, Jr. and Daniel B. Perry, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 8, 2021, on behalf of the undersigned at the Annual Meeting of Shareholders to be held on April 28, 2021, at 4:00 p.m., Central Time, at 12700 Hill Country Boulevard, Suite T-200, Austin, Texas 78738 or at any adjournment or postponement thereof.
THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS THE BOARD RECOMMENDS ON ITEMS 1, 2 AND 3.

Address Change/Comments
(Mark the corresponding box on the reverse side)

See reverse for voting instructions.